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                       MASTER LICENSE AGREEMENT







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                        MASTER LICENSE AGREEMENT

                             TABLE OF CONTENTS

SECTION                                                           PAGE

Recitals..........................................................  1

1.       DEFINITIONS..............................................  2

2.       GRANT....................................................  9

3.       TERM AND RENEWAL......................................... 12

4.       FEES..................................................... 13

5.       GENERAL UNDERTAKINGS OF LICENSOR......................... 14

6.       GENERAL UNDERTAKINGS OF LICENSEE......................... 15

7.       ESTABLISHMENT, USE, AND MAINTENANCE OF LICENSEE'S
         FACILITIES............................................... 19

8.       LICENSEE TRAINING........................................ 21

9.       VEHICLE FLEET AND RENTAL................................. 22

10.      PROVISION OF SERVICES BY LICENSEE ON BEHALF OF
         LICENSOR................................................. 23

11.      AIRPORT LOCATIONS........................................ 24

12.      SYSTEM CHANGES AND OPERATIONAL DEVELOPMENTS.............. 24

13.      ADVERTISING.............................................. 25

14.      COVENANTS................................................ 27

15.      TRANSFER OF INTEREST..................................... 29

16.      OTHER REQUIREMENTS....................................... 32

17.      DEFAULT AND TERMINATION.................................. 32

18.      OBLIGATIONS UPON TERMINATION............................. 35

19.      CONFIDENTIAL OPERATING MANUAL............................ 39

20.      CONFIDENTIAL INFORMATION................................. 40

21.      ACCOUNTING AND RECORDS................................... 41

22.      INSURANCE................................................ 42



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23.      PROPRIETARY MARKS........................................ 45

24.      TAXES, PERMITS AND INDEBTEDNESS.......................... 47

25.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION............... 48

26.      APPROVALS AND WAIVERS.................................... 50

27.      NOTICES.................................................. 50

28.      ENTIRE AGREEMENT......................................... 51

29.      MODIFICATIONS OF AGREEMENT............................... 52

30.      SEVERABILITY AND CONSTRUCTION............................ 52

31.      APPLICABLE LAW; DISPUTE RESOLUTION....................... 53

32.      ACKNOWLEDGMENTS.......................................... 55

SCHEDULE 1                 -        Exclusive Territories
SCHEDULE 1(a)              -        Acquired Exclusive Territories
SCHEDULE 2                 -        Services
SCHEDULE 3                 -        Proprietary Marks and Marks
SCHEDULE 4                 -        Territories of Other System Licensees









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                            MASTER LICENSE AGREEMENT


                  This Agreement is made this 30th day of July, 1997, among HFS Car Rental, Inc., a Delaware corporation, with its principal place of business at 6 Sylvan Way, Parsippany, New Jersey 07054 ("Licensor"), Avis Rent A Car System, Inc., a Delaware corporation, with its principal place of business at 900 Old Country Road, Garden City, New York 11530 ("Licensee") and, for purposes expressly stated in Sections 2, 3, 15, 17, 23 and 31 hereof only, Wizard Co., Inc., a Delaware corporation, with its principal place of business at 6 Sylvan Way, Parsippany, New Jersey 07054 ("Wizard Co.").


                                  WITNESSETH:

                  WHEREAS, Licensee and certain of its subsidiaries currently conduct the business of owning and managing car rental operations (the "Car Rental Business") that engage in the business of renting passenger motor vehicles under the service mark and trade name "Avis" (the "Licensed Business");

                  WHEREAS, Licensee owns substantially all of the assets used in, and business and operations currently conducted by, the Licensed Business, other than the System (as defined herein) and the business of granting franchise rights or licenses with respect to the operation of car rental locations under the System and the Proprietary Marks (as defined herein);

                  WHEREAS, the franchise and ownership rights of the System have been transferred (the "Transfer") to Licensor and the Proprietary Marks are owned by Wizard Co.;

                  WHEREAS, the distinguishing characteristics of the System include, without limitation, Licensor's standards and specifications for the goods and services offered under the System; advertising and promotional programs and services; specialized methods and techniques for accounting, record keeping, reporting, and data transfers through written and electronic means; a reservation referral system; a computerized information and data processing system; distinctive exterior and



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interior design, decor, color schemes, and furnishings; standards, specifications, and procedures for operations; Licensor's confidential operating manual; and other programs and procedures designed to promote to the public, and further the goal of fast, easy, and dependable vehicle rental services; all of which may be changed, improved, and further developed by Licensor from time to time;

                  WHEREAS, Licensor identifies the Licensed Business using the System by means of the Proprietary Marks and unless specifically designated by Wizard Co., any additional or other marks shall not be deemed as part of or included in the System;

                  WHEREAS, Licensor and certain of its affiliates continue to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of products and services marketed thereunder, and to represent the System's high standards of quality, appearance, and service; and

                  WHEREAS, Licensee desires to be licensed hereunder to operate its Car Rental Business under the System and Licensee understands and acknowledges the necessity of operating the Licensed Business under the System in strict conformity with the standards and specifications established by Licensor from time to time.

                  NOW, THEREFORE, in consideration of the premises, and the commitments of each party to the other as set forth herein, the parties hereto agree as follows:

1.       DEFINITIONS

                  As used in this Agreement, the terms listed below shall have the meanings indicated:

                  1.1 Adjusted EBITDA -- Adjusted EBITDA shall have the meaning set forth in the Credit Agreement dated as of the date hereof, among Licensee, Avis Rent A Car, Inc., the lenders party thereto, The Chase Manhattan Bank, as administrative agent and Lehman Commercial Paper Inc., as syndication agent. Adjusted EBITDA shall be calculated based on the most recently completed four full fiscal quarters; provided, however, that for the first three quarters after the Commencement Date the


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calculation shall be made from the Commencement Date through the end of the most recently completed fiscal quarter.

                  1.2 Airport Concession Agreement -- An agreement between an agency or entity with authority and control over operations at an airport and an operator of a vehicle rental business, whereby the airport authority grants the operator the right to conduct its vehicle rental business at the airport, utilizing space in the airport terminal, and in some cases, on additional airport property leased from the airport authority.

                  1.3 Acquired Exclusive Territory -- Any one of the standard metropolitan statistical areas set forth on Schedule 1(a) when such area becomes an Acquired Territory.

                  1.4 Acquired Territory -- Acquired Territory shall have the meaning set forth in Section 2.2 hereof.

                  1.5 Agency Arrangement -- An Agency Arrangement shall mean an arrangement between the Licensee and another party acting as an agent for the Licensee in the operation of a vehicle rental location. To qualify for an Agency Arrangement, such Agent must act on behalf of and be subject to the control of the Licensee and have no rights under this License Agreement.

                  1.6 Agency Operators -- An Agency Operator shall be an agent acting on behalf of the Licensee pursuant to an Agency Arrangement.

                  1.7  Avis Europe -- Avis Europe shall mean Avis Europe plc.

                  1.8 Avis Intercity Rules -- Rules and regulations governing relations between and among Rental Locations operated by Licensee and other System Licensees with respect to customer rentals at one Rental Location and returns at another, and other operations under the System, which include, without limitation, procedures for allocating revenues and expenses in connection with the maintenance and rental of such vehicles, and procedures for administering the program referred to as the "Rent It Here Leave It There" program or other similar programs,


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which program permits customers to rent a vehicle from one Rental Location and return the vehicle to another Rental Location regardless of whether the Rental Locations are located in different territories, or whether the Rental Locations are operated by, or the vehicle is owned by Licensee, or other System Licensees.



                  1.9 Change of Control Event -- A transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than HFS or an affiliate or successor to HFS, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), of more than 25% of the total voting power of all voting stock of the Licensee then outstanding when HFS controls 25% or more of such voting power and otherwise 20% of the total voting power of all voting stock of the Licensee then outstanding (the "Relevant Percentage"); (b)(1) another corporation merges into the Licensee or the Licensee consolidates with or merges into any other corporation or (2) the Licensee conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of related transactions other than a conveyance, transfer or lease between the Licensee and a wholly owned subsidiary of the Licensee, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Licensee immediately prior to such transaction, becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Licensee's Board of Directors (together with any new directors whose election by the Licensee's Board of Directors, or whose nomination for election by the Licensee's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.



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                  1.10 Composite Statement -- With respect to any period,
periodic bookkeeping and accounting statement compiled by Licensee reflecting all monies and payments owed to Licensee by other System Licensees for the preceding period, any adjustments to amounts shown on prior Composite Statements, all monies and payments owed by Licensee to other System Licensees for the preceding period, and any other charges to or set-offs against monies owed between Licensee and other System Licensees.

                  1.11 Computer Services Agreement -- The Computer Services Agreement dated as of the date hereof between WizCom and Licensee pursuant to which WizCom is to provide certain computer services to Licensee, as such agreement may be amended from time to time by the parties in accordance with the terms thereof.

                  1.12 Cost Sharing Agreement -- The Cost Sharing Agreement dated as of the date hereof between WizCom and Avis Rent A Car System, Inc., providing for certain matters relating to the sharing of space and support services, as amended from time to time.

                  1.13 Exchange Act -- The Securities Exchange Act of 1934, as amended.

                  1.14 Exclusive Territory -- Any one of the standard metropolitan statistical areas set forth on Schedule 1 hereto, the Non-U.S. Territory and any Acquired Territory.

                  1.15 Facility -- Any one of a variety of locations from which the Licensed Business is operated, including, without limitation, those facilities known as Rental Locations, and such service and repair facilities as Licensor may specify.

                  1.16  Fleet -- All of Licensee's Vehicles.

                  1.17  HFS -- HFS Incorporated, or any successor thereto.

                  1.18 Gross Revenue -- All income recorded as revenue in the ordinary course of business consistent with past practice by the Licensed Business related to the rental of Vehicles, whether for cash or credit, and regardless of collection in the case of credit, and


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whether received directly from Licensee's operations or an Agency Operator's or
Sublicensee's operations, including, but not limited to, (a) charges assessed to rental customers (such as time and mileage, intercity fees, loss damage waiver ("LDW"), personal accident insurance ("PAI"), additional liability insurance ("ALI"), personal effects protection ("PEP"), prepaid rental fees and additional mileage charges), and (b) all other charges assessed by Licensee and recorded on the Standard Rental Agreement or other rental or sales documents utilized by Licensee, including, without limitation, charges for rentals of cellular telephones, child car seats, ski racks, or other equipment; provided, however, that "Gross Revenue" shall not include, (i) refueling charges or fuel purchase charges collected by Licensee from customers for refueling services actually performed; (ii) any taxes, surcharges, fees or other funds collected by Licensee, which are transmitted to a third party for which the Licensee acts solely as a conduit of such funds on behalf of such third party; or (iii) any other sums of money or payments received from Licensee's customers which are forwarded directly to Licensor, including, without limitation, "customer cash qualification charges" and such other charges as Licensor may specify in writing.

                  1.19 Lease Agreements -- The Lease Agreements and Sublease Agreements, as the case may be, between WizCom and Licensee providing for the lease or sublease of space for the executive and other offices of Avis Rent A Car, Inc. from WizCom, as amended from time to time.

                  1.20 Legal Requirements -- All laws, ordinances, regulations, rules, administrative orders, decrees and policies of any territory, government, governmental agency or department.

                  1.21 Manual -- Licensor's confidential operating manual or manuals, as amended, modified or supplemented from time to time, which includes guidelines, policies, procedures, and standards pertaining to, among other things, System identity, operation, administration, rental procedures, and the Avis Intercity Rules and the requirements, standards, specifications and recommendations of the Licensor relating to the conduct of the Licensed Business. Licensor may amend, modify, update or supplement the


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Manual at any time in its sole discretion.

                  1.22 Non-U.S. Territory -- Non-U.S. Territory shall have the meaning set forth in Section 2.2 hereof.

                  1.23 Off-Airport Location -- A Rental Location situated not on the property of an airport, but sufficiently close to such airport to, in the reasonable judgment of Licensor, (i) provide reasonably quick shuttle bus service between the airport terminal and the Rental Location, (ii) provide adequate service to such airport and (iii) be actively marketed as an airport location.

                  1.24 On-Airport Location -- A Rental Location situated on the property of an airport.

                  1.25 Prime Rate -- Prime Rate means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  1.26 Promotional Programs -- programs developed, established and marketed by Licensor or Licensee from time to time and intended to induce the use of the System and awareness of the Proprietary Marks.

                  1.27 Proprietary Marks -- Certain trade names, service marks, trademarks, logos, emblems, trade dress, distinctive color combinations and other distinctive non- functional elements of design and decor, and other indicia of origin, including, but not limited to, the marks "AVIS" and "AVIS RENT A CAR" and such other trade names, trademarks, and service marks as are now designated (and may hereafter be designated) by Licensor and Wizard Co. for use by authorized licensees including the Licensee in connection with the System.

                  1.28 Rental Location -- The site at which a member of the public may rent a Vehicle, execute a Standard Rental Agreement, and/or pick up and drop off the rental Vehicle.




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                  1.29 Reservation Agreement -- The Reservation Services
Agreement dated as of the date hereof between HFS and Licensee pursuant to which HFS is to provide certain reservation services for Licensee, as such agreement may be amended from time to time by the parties thereto in accordance with the terms thereof.

                  1.30 Standard Rental Agreement -- A uniform rental agreement, in a form presented from time to time by Licensor, between the customer of the Licensed Business and Licensee.

                  1.31 Sublicensees -- Sublicensees shall have the meaning set forth in Section 2.6 hereof.

                  1.32 System -- The comprehensive system for providing vehicle rental services to customers for transient rentals and operating a vehicle rental business serving transient rental customers under the Proprietary Marks as Licensor specifies which at present includes only the following: (a) the Proprietary Marks; (b) other intellectual property, including confidential information, the Manual and know-how, including methods for accounting, record keeping, reporting and data transfers using written and electronic means; (c) marketing, advertising, publicity and other promotional materials and programs;
(d) System standards; (e) training programs and materials; (f) quality assurance inspection and scoring programs; (g) access to the Wizard System; (h) a credit card program for customers using the Proprietary Marks and third party marks; (i) an information and data processing system; and (j) distinctive design, decor, uniform and color schemes. The System shall not include existing or subsequently developed software or systems which are owned by, or exclusively licensed to, Licensee by WizCom pursuant to the Computer Services Agreement or which are developed by Licensee or a third party on behalf of Licensee and are not integrated with the Wizard System.

                  1.33 System Licensees -- Licensee and all other parties authorized by Licensor to operate the Licensed Business.

                  1.34 Target EBITDA -- The amount of Adjusted EBITDA required so that the Target EBITDA Ratio is not less than 1.05 to 1.00 at the time of calculation.


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                  1.35 Target EBITDA Ratio -- The ratio of Adjusted EBITDA to the sum of consolidated non-fleet interest expense, consolidated taxes, dividends and consolidated capital expenditures equal to the lesser of actual expenditures or $35 million, adjusted upward per annum by the Consumer Price Index (as determined by the U.S. Bureau of Labor Statistics) for the most recently completed four full fiscal quarters for which financial statements are available; provided, however, for the first three quarters after the Commencement Date, the calculation shall be made from the Commencement Date through the end of the most recently completed fiscal quarter.

                  1.36 Territory -- Territory has the meaning set forth in
Section 2.2 hereof.

                  1.37 Term -- The Term of this Agreement shall be the term set forth in Section 3.1 hereof.

                  1.38 U.S. Territory -- U.S. Territory shall have the meaning set forth in Section 2.2 hereof.

                  1.39 Vehicle -- An automobile, passenger van, or 4-wheel drive vehicle, and any other motor vehicle specified by Licensor, which is owned, used, leased, under repair, or otherwise kept by Licensee for rental to customers of the Licensed Business.

                  1.40 Wizard System -- The on-line, real time vehicle rental and reservations system owned by WizCom and, utilized in the conduct of the Licensed Business, permitting the use of equipment located at rental counters and offices and data displays for reservation and rental transaction processing purposes, all of which communicate through a communications network with central site computers.

                  1.41 WizCom -- WizCom International, Ltd., or any successor thereto.

2.       GRANT

                  2.1 Licensor hereby grants to Licensee, upon the terms and subject to conditions herein contained, the non-exclusive right and license, and Licensee undertakes the obligation, to operate the Licensed Business within


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the Territory, and Wizard Co. hereby grants to Licensee, upon the terms and subject to conditions herein contained, the non-exclusive right to use the Proprietary Marks in the Territory solely in connection therewith. Wizard Co. hereby grants Avis Rent A Car, Inc. and its wholly owned subsidiaries the right to use the "Avis" Proprietary Mark in its corporate name.

                  2.2 The Territory shall include (i) those areas or regions in the fifty (50) United States, the District of Columbia and the territories and possessions of the United States that are not the subject, as of the date of this Agreement, of exclusive Licenses granted to third parties as set forth on
Schedule 4 hereto (the "U.S. Territory"), (ii) those areas of the world other than the U.S. Territory which are not the subject of the license agreements by and among Wizard Co., Licensee and Avis Europe to Licensor (the "Non-U.S. Territory") and (iii) any territories operated under the System that are acquired, leased or managed by Licensee from, or on behalf of, other System Licensees, including any territories set forth on Schedule 4 hereto (the "Acquired Territories"). Subject to Section 7.2, Licensor shall have the right to grant additional Licenses for locations located in the Territory, provided, however, that Licensor shall not establish, nor license another to establish, a vehicle rental business using the Proprietary Marks in the Exclusive Territories. Other System Licensees may advertise and promote their car rental business within the Territory, provided that Licensor shall not permit Avis Europe to advertise in the Territory without the consent of Licensee.

                  2.3 Except as specifically provided in Section 2.2, this license is non-exclusive. Licensor and Wizard Co., as the case may be, shall retain the right, among others:


                    2.3.1 To use, and to license others to use, the System and the Proprietary Marks at or from any location other than a location in an Exclusive Territory;

                    2.3.2 To operate, and to license others to operate, businesses specializing in the sale of new or used vehicles, utilizing the Proprietary Marks, or other proprietary marks, in the Territory;



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                    2.3.3 To solicit business from any potential customer
          wherever located, including customers located within the Territory and to engage in advertising and promotional activity on behalf of other System Licensees in the Territory;

                    2.3.4 To develop, use, and license the use, at any location, of proprietary marks, other than the Proprietary Marks, and methods of operation the same as or substantially similar to the System, using the know how and other components of the System in connection with the operation of a business or system which offers vehicle rental services which are the same as or similar to those offered under the System, on any terms and conditions Licensor deems advisable, and without granting Licensee any rights therein;

                    2.3.5 To develop, franchise, license, manage, operate, finance, or lease businesses and/or systems using the Proprietary Marks, for the provision of goods and services other than those covered by this Agreement; and

                    2.3.6 To use, and to license others to use, the Avis Data (as defined in the Computer Services Agreement), including, without limitation, all customer lists and potential customer lists relating to the Licensed Business, subject to all restrictions on the disclosure and use of customer information expressly required by corporate accounts, consortiums or tour operators provided Licensee notifies the Licensor of the information to be restricted and the nature of such restrictions, provided, however, that Wizard Co. and Licensor shall not use or license others to use the Avis Data in connection with a Car Rental Business other than the Licensed Business.

                  2.4 The license granted in Section 2.1 hereof pertains only to the Licensed Business, and except as provided below, Licensee shall not use the Proprietary Marks or other names or marks using the word "Avis" in connection with car leasing or truck rental or leasing or any other business other than the Licensed Business. Notwithstanding the foregoing, Licensee shall have the right under this Agreement to lease or rent noncommercial light duty trucks with a GVWR of up to 18,000 pounds.



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                  2.5 Licensee shall not operate a business selling new or used vehicles, at wholesale, or at retail, except for any such operation that sells vehicles used in the Licensed Business as part of the disposition of the Licensee's fleet in the ordinary course of business.

                  2.6 Licensee shall have no right or power to sublicense the System or the Proprietary Marks under this Agreement, and shall not engage in the offer or sale of franchises, licenses or contractual arrangements that are the functional equivalent of a franchise. Notwithstanding the foregoing, Licensee may, with Licensor's prior approval, enter into sublicense arrangements with sublicensees acceptable to Licensor ("Sublicensees") provided such sublicense arrangements license Sublicensees to operate the Licensed Business only in Non-U.S. Territories; Licensee may also enter into Agency Arrangements in the Territory.

3.       TERM AND RENEWAL

                  3.1 The term of this Agreement and the license granted herein shall commence upon the date of execution of this Agreement (the "Commencement Date"), and, unless earlier terminated pursuant to Section 17 or renewed pursuant to Section 3.3, shall terminate fifty (50) years after the Commencement Date.

                  3.2 Licensee acknowledges and agrees that all rights granted to Licensee under this Agreement shall terminate on the fiftieth anniversary of the Commencement Date, unless sooner terminated pursuant to Section 17 herein or renewed pursuant to Section 3.3.

                  3.3 Licensee shall have the right to renew this Agreement for an unlimited number of five (5) year renewal terms, subject to the following conditions:

                  (i) Licensee has conducted the Licensed Business in accordance with the provisions of this Agreement, any amendments hereto, and the Manual, and is not in material default under this Agreement;

                  (ii) For each five (5) year renewal term, Licensee executes and agrees to be bound by Licensor's then current standard license agreement, including but not limited to Licensee's payment for any additional


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products and/or services (including new advertising services) provided by
Licensor thereunder which Licensor is not obligated to provide pursuant to this Agreement; and

                  (iii) At least 180 days prior to expiration of the term of this Agreement then in effect, Licensee provides Licensor with written notice of its intention to exercise its rights to continue the operation of the Licensed Business in accordance with the above, and certifies that Licensee is not in material default under this Agreement.

4.       FEES

                  4.1 Licensee shall pay to Licensor a monthly royalty fee of
(a) three percent (3%) of Gross Revenue plus (b) 100% of any reveneue relating to any royalty or other fees earned by Licensee from each Sublicensee up to, but not exceeding, three percent (3%) plus the applicable percentage used to calculate the Supplemental Fee for the applicable period of such Sublicensee's Gross Revenue (the "Base Fee").

                  4.2 Licensee shall pay Licensor an additional royalty fee of one percent (1.0%) of Gross Revenue payable quarterly in arrears which shall be increased by one-tenth of one percent (0.1%) of Gross Revenue commencing on the anniversary of the Commencement Date beginning in 1999 and in each of the next four years thereafter to a maximum of one and one-half percent (1.5%) (the "Supplemental Fee"). Until the fifth anniversary of the Commencement Date, the Supplemental Fee or a portion thereof may be deferred to the extent that the payment of such Fee will result in the Target EBITDA Ratio for the year in which such Supplemental Fee accrues being less than 1.05 to 1.00. The amount of any Supplemental Fees deferred pursuant to the previous sentence and any interest thereon will be paid, in whole or in part, on the date on which such payment would not result in the Target EBITDA Ratio being less than 1.05 to
1.00. Any amounts of the Supplemental Fee deferred pursuant hereto shall accrue interest at the Prime Rate plus three percent (3%) per annum from the date such Supplemental Fee was due, notwithstanding the deferral, until paid.


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                  4.3 Unless otherwise specified in writing by Licensor, all monthly and quarterly payments required by this Section 4 shall be submitted to Licensor by the twentieth (20th) day of each month or the twentieth (20th) day following each quarter, as the case may be, together with any reports or statements required under Section 21. Monthly and quarterly payments required of Licensee hereunder which are based on Gross Revenue shall be based on Gross Revenue for the most recently completed calendar month or quarter, as the case may be. If any payment is overdue, Licensee shall pay to Licensor immediately upon demand the overdue amount, together with interest thereon from the date it was due until paid at the rate of the Prime Rate plus 3.5% per annum, or the maximum rate permitted by law, whichever is less. The foregoing shall be in addition to any other remedies Licensor may have.

5.       GENERAL UNDERTAKINGS OF LICENSOR

         In addition to any other functions specified elsewhere in this
Agreement:

                  5.1 Licensor may take such actions as it deems appropriate to enhance, improve, update, refine, maintain, and develop the System, including undertaking sales, promotional, and advertising campaigns, if any, in its discretion.

                  5.2 Licensor may establish policies, procedures and standards for the System, including those pertaining to operations, reservations, service and product quality, service training and System identity or, in its discretion, may adopt those which are currently in effect for the System, subject to such changes from time to time as it may make thereto in its discretion.

                  5.3 Licensor shall make vehicle rental reservation referral services available to Licensee through a service or system administered, operated, and managed by Licensor, its designee or affiliates. This obligation shall be fully satisfied by the performance of HFS in accordance with the terms set forth in the Reservation Agreement.

                  5.4 Licensor shall make available or shall cause its affiliate or designee to make available to


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Licensee the Wizard System, as amended, modified, or altered from time to time, or any successor system that provides the same functions of managing vehicle rental transactions and reservations. This obligation shall be fully satisfied by the performance of WizCom in accordance with the terms set forth in the Computer Services Agreement.

                  5.5 Licensor shall provide Licensee, on loan, one copy on disk of the Manual, and all updates to the Manual issued from time to time.

                  5.6 Licensor shall provide from time to time such advisory assistance concerning the Car Rental Business as Licensor deems advisable.

                  5.7 Licensor reserves the right to assess Licensee a reasonable fee for any training programs Licensor may, in its sole discretion, provide to Licensee, as set forth in Section 8.2 hereof.

                  5.8 Licensor or its affiliates may, from time to time and in its sole discretion, offer additional products and services to Licensee for purchase at Licensee's option, including uniforms, equipment, furnishings, stationery, standard "Avis Rent A Car" signs, advertising materials, promotional materials, decals, and training programs upon such price, terms, and conditions as Licensor may determine, in its sole discretion.

                  5.9 Any express or implied duty or obligation imposed on Licensor by this Agreement or any other agreement referenced herein may be performed by any designee, employee, or agent of Licensor or third party contractor, including Licensee, as Licensor may direct; provided, however, that Licensor shall remain responsible to perform such duties and obligations other than the obligations of the Licensee to conduct certain functions of the System pursuant to Section 10 hereto. Licensee shall conduct certain functions of the System pursuant to the terms set forth in Section 10 hereof.

6.       GENERAL UNDERTAKINGS OF LICENSEE

         In addition to any other obligations specified elsewhere in this
Agreement:

                  6.1 Licensee understands and acknowledges that every detail of the System and the Licensed Business is important to Licensor and the other System Licensees in order to develop and maintain high operating standards, to maintain and increase the demand for the services and products offered by all System Licensees, and to protect Licensor's reputation and goodwill, and the goodwill of the Proprietary Marks. Licensee shall maintain and operate the Licensed Business in general and at each Rental Location in strict conformity with such methods, standards, and specifications as Licensor and, with respect to the Proprietary Marks, Wizard Co. may from time to time prescribe including, among other things, System identity requirements and quality assurance standards which are, to the extent Licensor has the legal authority to do so, uniformly imposed on all System Licensees.

                  6.2 Licensee shall maintain compliance with all provisions of the Manual, as amended, modified, updated or supplemented from time to time. Failure by Licensee to comply with all material provisions of the Manual shall constitute a default under this Agreement.

                  6.3 Licensee shall fully comply with Licensor's Avis Intercity Rules, including, without limitation, maintaining, servicing, refueling, and washing vehicles rented to customers by other System Licensees under the System which may be presented to Licensee, providing vehicle exchanges, and the re-renting of such vehicles to customers of the Licensed Business.

                  6.4 Licensee shall use the Facilities solely for the operation of the Licensed Business; shall keep the Facilities open and in normal operation for such minimum hours and days, and shall maintain an adequate staff of trained rental agents at each Facility as may be necessary to service the business generated at such Facilities to maintain the reputation and goodwill associated with the System; and shall refrain from using or permitting the use of the Facilities for any other purpose or activity at any time without first obtaining the written consent of Licensor.

                  6.5 Licensee shall obtain, operate in a safe and efficient manner, and maintain in good working order and condition and first class appearance, service vehicles, courtesy vehicles, shuttle buses, and other equipment for use in connection with the Licensed Business, identified with the Proprietary Marks in such manner as may be prescribed by Licensor and Wizard Co., of sufficient number and type to provide the manner and frequency of service to customers required to service the business generated at each Facility and to maintain the reputation and goodwill associated with the System.

                  6.6 Licensee shall maintain in sufficient supply at all Facilities, and use at all times, only such supplies, forms, products, advertising, promotional, sales and marketing materials as conform to Licensor's standards and specifications and as Licensor may approve from time to time; and shall refrain from using or selling non-conforming items without Licensor's prior written consent.

                  6.7 Licensee shall purchase and/or lease all products, supplies, forms, and other materials bearing the Proprietary Marks or unique to the System and required for the operation of the Licensed Business and for the maintenance of Vehicles, solely from suppliers (including manufacturers, wholesalers, and distributors) who demonstrate to the reasonable satisfaction of Licensor, the ability to meet Licensor's standards and specifications for such items; and who possess adequate quality controls and capacity to supply Licensee's needs promptly and reliably.

                  6.8 Licensee shall grant Licensor and its agents the right to enter upon the premises of any Facility at any reasonable time, with or without advance notice, for the purpose of conducting inspections of each Licensed Business, including, but not limited to, inspections of the Facilities, Vehicles, Vehicle service records, other records of the Licensed Business, and to monitor Licensee's personnel in the performance of their duties; shall cooperate with Licensor's representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Licensor or its agents, and without limiting Licensor's other rights under this Agreement, shall take such steps as may be necessary to correct promptly the deficiencies detected during any such inspection. Licensee acknowledges that such inspections are solely for the purpose of assuring compliance with System standards and procedures, and are not intended to supplant or replace Licensee's safety inspections of Vehicles and Facilities or any other inspection relating to compliance with applicable law or insurance requirements for which Licensee shall be solely responsible.

                  6.9 Licensee shall have sole discretion in determining any rates for the Licensed Business and Licensor assumes no liability for any failure by Licensee or Licensor's other System Licensees to honor any published rates. Licensee agrees to adhere to and honor any rates it causes to be published and to adhere to and honor any rates as quoted by Licensee for the time period for which that quote is applicable. Licensee agrees to adhere to and honor all rates at the prices quoted in the Wizard System and third-party computerized reservation systems at the time the customer's reservation is placed, and agrees not to impose any restrictions on rentals or rates which Licensee did not disclose to Licensor when the rate(s) were transmitted to Licensor. Licensee further agrees to comply with such other requirements with respect to published rates as may be specified from time to time by Licensor.

                  6.10 Licensee shall comply strictly with all laws and regulations pertaining to the operation and conduct of the Licensed Business and shall refrain from engaging in any practice which tends to mislead or deceive the public in any way, or which a reasonable person may characterize as unconscionable or which a governmental body claims is an unfair or deceptive business practice and Licensee shall not discriminate on the basis of race, religion, citizenship or any other illegal basis in the operation of the Licensed Business.

                  6.11 Licensee shall promptly pay to other System Licensees, to third parties, or to Licensor for reimbursement to other System Licensees and third parties to the extent paid by Licensor, all sums owing to such entities, including, without limitation, travel agent commissions, telephone bills, lease payments, airport concession fees, and frequent traveler fees.

                  6.12 Licensee shall comply with all other requirements set forth in this Agreement, in the Manual, and as may be issued by Licensor in its discretion through written or electronic bulletins.

                  6.13 Licensee shall disclose to Licensor all ideas, methods, improvements, services, techniques and products relating to the operation of the System conceived by Licensee during the Term and grants to Licensor a perpetual, royalty-free, non-exclusive and world-wide right and license to incorporate the same in the System for use with all System Licensees and businesses world-wide and to license the same to Wizard Co. and System Licensees, to the extent permitted by applicable Legal Requirements.

7.       ESTABLISHMENT, USE, AND MAINTENANCE OF LICENSEE'S
         FACILITIES

                  7.1 Licensee may establish additional Facilities or close existing Facilities within the Territory, provided that the Licensee shall provide Licensor with at least thirty (30) days written notice prior to any such action and in the case of the closing of a Facility, specifying the reason for closing such Facility.

                  7.2 Licensor may, in its sole discretion, determine that additional Facilities are required in the Territory, but outside the Exclusive Territories, to adequately service customers and to promote the benefits of and services provided under the System. Licensor shall notify Licensee of the requirement for an additional Facility or Facilities at the location or locations specified in such notice (the "Right of First Refusal Offer"). Upon receipt of the Right of First Refusal Offer, the Licensee shall have the right and the option, within 30 days of receipt of such Offer, to irrevocably accept such Offer. In the event Licensee accepts such Right of First Refusal Offer, the Licensee shall commence actions to acquire and construct the necessary Facilities within 30 days after acceptance of such Offer as may be specified by Licensor. In the event Licensee does not accept such Right of First Refusal Offer, or accepts such Right of First Refusal Offer but fails to commence actions to acquire and construct the Facility(ies) within such 30 day period, or fails to commence operations at the Facility(ies) within such reasonable period thereafter as may be specified by Licensor, Licensor may itself, in its sole discretion and notwithstanding the provisions of Section 2.2 hereof, establish, or license others to establish, the required Facility(ies) at such location or locations. Notwithstanding the foregoing, if Licensor does not accept the Right of First Refusal Offer or otherwise fails to comply with the terms of this Section 7.2, Licensee shall have the opportunity to present Licensor with its good faith business reasons why the establishment of such Facility would be detrimental to the System, and Licensor shall take such reasons into account in making its decision whether or not to proceed with establishing such Facility.

                  7.3 In the event HFS or any of its affiliates, including Licensor, acquires a Car Rental Business that is not related to the Licensed Business (the "New Business"), Licensor shall notify Licensee of the Rental Locations of the New Business that are within the Territories (the "New Business Territories") which notice shall include an offer to Licensee to operate such New Business Territories and the terms thereof (the "New Business Offer"). Upon receipt of the New Business Offer, the Licensee shall have the right and the option, within sixty (60) days of receipt of such New Business Offer, to irrevocably accept such Offer. In the event Licensee accepts such New Business Offer, the Licensee shall commence operating such Facilities within sixty (60) days after acceptance of such Offer. In the event Licensee does not accept such Offer or fails to commence operating such New Business in the New Business Territories as specified above, Licensor may itself, in its sole discretion, operate, or license others to operate, the New Business in the New Business Territories. Notwithstanding the foregoing, in the event the consent of a third party is required for Licensee to commence operating a Facility in a New Business Territory, and Licensee is unable to obtain such consent within the sixty (60) day period referred to above, the sixty (60) day period shall be extended for a reasonable period, not to exceed an additional sixty (60) days, provided Licensee diligently pursues obtaining such consent during such period.

                  7.4 Licensee shall maintain the Facilities (including adjacent public areas) in a clean, orderly condition, and in good repair and in compliance with the requirements set by Licensor hereunder as well as the

Legal Requirements of any government authority having jurisdiction over the Facilities or the Licensed Business; and, in connection therewith, Licensee shall make such additions, alterations, repairs, and replacements thereto as may be required for that purpose, including, without limitation, such periodic repainting, repairing, and replacing of obsolete signs, fixtures, furnishings, and equipment as Licensor may reasonably direct.

                  7.5 At Licensor's reasonable request, Licensee shall refurbish the Facilities from time to time at Licensee's expense, to conform to the trade dress, color schemes, and presentation of trademarks and service marks consistent with the then-current public image of the System, including, without limitation, structural changes, replacement or renovation of equipment, remodeling, redecoration, and modifications to existing improvements.

                  7.6 Licensee hereby agrees that any Acquired Territories shall be subject to the terms of this Agreement.

8.       LICENSEE TRAINING

                  8.1 Licensee shall at all times maintain at each Facility a competent, conscientious, fully-trained staff, and shall ensure that its employees preserve good customer relations and goodwill of the System and comply with such dress and grooming codes as Licensor may prescribe in the Manual or otherwise in writing. Licensee's employees shall present a neat and clean appearance at all times and render courteous service to all customers of the Licensed Business and of the System.

                  8.2 Licensee and Licensee's rental agents, management personnel, sales force, and other personnel shall attend additional training programs as are conducted by Licensee with Licensor's approval from time to time. Licensee or its employees shall be responsible for any and all expenses incurred by them in connection with any training programs, including without limitation, tuition fees, the cost of transportation, lodging, meals, and wages.

9.       VEHICLE FLEET AND RENTAL

                  9.1 Licensee shall maintain only Vehicles in its Fleet which satisfy such age, mileage, safety, operating, appearance, equipment, and condition standards and specifications as may be specified by Licensor from time to time for the System; shall maintain all Vehicles in excellent mechanical and running order, and in a safe, efficient, clean, and presentable condition; and shall discontinue using any Vehicle which fails to satisfy Licensor's specifications. Licensee shall comply with all vehicle manufacturers' specifications and procedures with respect to safety recalls issued by the manufacturer, including the withdrawal of Vehicles from service until all necessary repairs are completed.

                  9.2 Licensee shall comply with all government recall notices promptly and shall keep maintenance records for each Vehicle for such period as may be reasonably specified by Licensor and shall make such records available for inspection by Licensor.

                  9.3 In renting Vehicles, Licensee shall use only Licensor's sequentially-numbered Standard Rental Agreement forms and Standard Rental Agreement jackets, purchased by Licensee from a source approved by Licensor, and such other documents as may be specified by Licensor, in the form prescribed by Licensor. Licensee may alter the Standard Rental Agreement, the information contained in the Standard Rental Agreement or on the jacket, or the format or presentation of data on the Standard Rental Agreement, or in any other document or agreement, only with the prior written consent of Licensor, which consent shall not be unreasonably withheld. Further, and without limiting the foregoing, Licensee shall, in assessing and collecting legitimate and legally permissible taxes and surcharges from customers for remittance to the appropriate government agencies, identify such taxes and surcharges in the appropriate places on the Standard Rental Agreement, and shall not impose additional charges, surcharges, or taxes (which will not be remitted to the appropriate government agencies) as part of the taxes identified in the Standard Rental Agreement, or in a manner designed to, or which results in, confusion or deception of the customer as to the appropriate federal, state, or local tax imposed with respect to the transaction. Licensee shall maintain copies of each executed Standard Rental Agreement in accordance with standards specified by Licensor.

                      9.4 Licensee shall not rent, or allow customers or other persons to use a Vehicle for a period in excess of eleven (11) consecutive months. If a customer desires to rent a Vehicle for a period longer than thirty (30) consecutive days and less than eleven (11) consecutive months, Licensee and such customer shall, no later than at the conclusion of the first thirty (30) day period, execute a "mini-lease" agreement and a Standard Rental Agreement for the Vehicle for each thirty (30) day period thereafter during the rental.

                  9.5 Licensee shall also comply with any requirements of certain automobile dealers or manufacturers supplying vehicles to Licensee which may impose more stringent restrictions regarding maximum rental periods for such Vehicles.

10.      PROVISION OF SERVICES BY LICENSEE ON BEHALF OF
         LICENSOR

                  10.1 It is the intention of the parties hereto that Licensee will undertake to provide certain services to other System Licensees on behalf of Licensor. Such services include generally, but are not limited to, marketing and advertising services, training, preparation of Composite Statements and other accounting and management services, communications to System Licensees and franchise relations and other services as more specifically set forth in
Schedule 2 attached hereto. Therefore, Licensee hereby agrees to provide, or shall cause one of its wholly owned subsidiaries to provide, the services set forth on Schedule 2 attached hereto for the benefit of the System Licensees on behalf of the Licensor.

         Licensee also expressly undertakes to collect all license fees and other amounts due to Licensor from other System Licensees and remit such fees in full to Licensor as collected. Licensee shall continue to follow its established collection procedures in effect as of the Commencement Date.

11.      AIRPORT LOCATIONS

                  11.1 Licensee understands and acknowledges that a significant aspect of the System involves fast, easy, and dependable vehicle rental services, including providing such services at or from Rental Locations situated at airports. To that end, Licensee shall utilize its best efforts to maintain at all times an On- Airport Location at each airport located within the Territory or an Off-Airport Location if an On-Airport Location is either not available or not economically feasible.

                           11.1.1  In the event Licensee fails to
secure an On-Airport Location at an airport or Licensee determines that an Off-Airport Location would provide substantially the same level of service and revenue as an On-Airport Location, Licensor may, in its sole discretion, require Licensee to use its best efforts to establish an Off-Airport Location.

                  11.2 In the event Licensee fails to secure an On-Airport Location at a particular airport during the course of two consecutive airport concession offerings by such airport or an Off-Airport Location with respect to such airport has not been established pursuant to Section 11.1.1, Licensor may terminate this Agreement with respect to that airport.

12.      SYSTEM CHANGES AND OPERATIONAL DEVELOPMENTS

                  12.1 Services and products required or suggested to be offered to customers under the System may be supplemented, improved, and otherwise modified from time to time by Licensor in response to competition, technical developments, consumer demands, opportunities, changing vehicle styles, changing patterns in business, recreational, and personal travel, governmental regulations, and other factors. Such changes may necessitate replacement or renovation by Licensee of capital equipment and/or Vehicles, remodeling, redecorating, and modifications to existing improvements. For purposes of illustration only, such changes may include, without limitation, new equipment required on all vehicles, such as passive restraint air bags, alternative fuel equipment, cellular telephones, or computerized and electronic location tracking and mapping devices; equipment to accommodate customers with disabilities; computer systems and other facilities designed for customer rentals through personal computers and other electronic or telecommunications devices; and the use of "master" rental agreements to supplement the individualized Standard Rental Agreements. Licensor shall consult with Licensee before making any such changes; but may make such changes in its sole discretion.

                  12.2 Licensor shall notify Licensee, in the Manual or otherwise in writing, of System changes and/or new or different products and services which shall be offered to customers under the System. Licensee shall comply with all requirements concerning implementation of such changes and/or introduction of such new or different products and services for its customers, including, without limitation, purchasing, leasing, or renovating capital equipment and/or Vehicles, and undertaking and completing such changes within the time periods specified by Licensor. Failure to comply with Licensor's requirements concerning System changes and operational developments shall be a default under this Agreement.

13.      ADVERTISING

                  13.1 Licensee shall spend not less than one and two-tenths percent (1.2%) of its Gross Revenue per year on advertising and promotional activities to promote the System and the Licensed Business and to maintain the standards prescribed by Licensor. Subject to Licensor's prior approval pursuant to Section 13.2, all advertising and promotion by Licensee in any medium shall be conducted in a dignified manner and shall conform to the standards and requirements as may be specified by Licensor. Licensee shall promptly discontinue use of any advertising or promotional plans or materials upon notice of disapproval from Licensor.

                  13.2 Not less often than once per year, Licensee shall submit to Licensor a plan of marketing and promotion, detailing Licensee's programs to market and promote the System in the succeeding year. Such plan shall include proposed advertising campaigns (including, by way of example and not of limitation, storyboards for commercials and prepared print ads), promotional offers, budgets (including specific information on media spending and production and other promotional expense) and other relevant information regarding implementation of the marketing and promotional programs. Licensor shall review such plan and meet with Licensee to discuss the plan and its elements. Within a reasonable period of time after such meeting, Licensor shall notify Licensee of its approval or disapproval of such plan, and if such plan is disapproved, provide Licensee with details of what aspects of such plan are disapproved. Licensee shall modify such plan to take into account Licensor's objections. Licensor's review of such plan and approval or disapproval shall not be unreasonably withheld or delayed, provided that Licensor reserves all rights to determine, in its sole discretion, if any aspect of such plan would adversely affect the System or the Proprietary Marks or Licensor's reputation and goodwill.

                  13.3 Licensee shall participate in any and all programs, campaigns or activities, regular or special, relating to advertising, sales promotion, marketing, reservations, charge or credit cards, travel industry commissions, or tour arrangements, or any other program, campaign, or activity which Licensor may from time to time engage in, conduct, or prescribe, as reasonably determined by Licensor, for the benefit of System Licensees, and Licensee shall pay assessments and advances therefor on the same basis as other System Licensees. The amount of said assessment(s) will be determined periodically by Licensor, in its sole discretion, and will not exceed two tenths of one percent (0.2%) of Licensee's Gross Revenue per year. In the event Licensor imposes any assessment(s), Licensor's expenditure advertising requirement in Section 13.1 hereof will be reduced by the amount of such assessment(s). Such assessments may be used by Licensor to defray any of Licensor's operating expenses and overhead directly related to the administration, direction or operation of such programs, campaigns, or activities.

                  13.4 Licensor may conduct advertising, at its own expense, and in such manner and to such extent, as Licensor sees fit in its sole discretion. Licensor does not guarantee the distribution of advertising in any quantity or format, to or for any particular licensee or licensees, or in any area which includes a particular licensee's licensed territory. The parties hereto agree that Licensor shall have sole discretion over the placement and format of any such advertising.

14.      COVENANTS

                  14.1 Licensee covenants that during the term of this Agreement, except as otherwise approved in writing by Licensor, Licensee shall devote best efforts to the management and operation of the Licensed Business.

                  14.2 Licensee covenants that during the term of this Agreement, except as otherwise approved in writing by Licensor, Licensee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation or limited liability company:

                           14.2.1  Divert or attempt to divert any
business or customer of the Licensed Business or of Licensor or other System Licensees under the System to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks and the System; and

                           14.2.2  Own, maintain, advise, help,
manage, invest in, make loans to, be employed by, engage in, or have any interest in or relationship or association with any business engaged in the rental of motor vehicles in the United States other than (i) the Licensed Business, (ii) as is expressly contemplated pursuant to Section 10 hereof, with respect to other System Licensees or (iii) which is acquired by Licensee and is immediately converted to operate as part of the Licensed Business, without the express written consent of Licensor.

                  14.3 Licensee covenants that, except as otherwise approved in writing by Licensor, for a continuous, uninterrupted period commencing upon a transfer permitted under Section 15.2 or 15.3 hereof, or upon the termination of this Agreement, regardless of the cause for termination, and continuing for one (1) year thereafter in the event Licensor exercises its rights under
Section 18.9, neither Licensee nor any affiliate of Licensee shall, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, own, maintain, advise, help, manage, invest in, make loans to, be employed by, engage in, or have any interest in any business engaged in the rental of motor vehicles, if such business is located at or within five (5) miles of any of the Facilities in operation at the time of such termination without the express written consent of Licensor. This Section 14.3 shall not be applicable upon the expiration of the initial term of this Agreement (specified in Section 3.1) if this Agreement is not renewed pursuant to Section 3.3, or upon the expiration of any renewal term if this Agreement is renewed pursuant to Section 3.3.

                  14.4 Licensee covenants that until all Base Fees and Supplemental Fees and any deferrals thereof have been paid in full, Licensee shall not pay any dividends to its parent, other than those dividends which are necessary to cover the customary expenses of a public holding company.

                  14.5 Sections 14.2 and 14.3 shall not apply to ownership by Licensee or an affiliate of Licensee of less than five percent (5%) beneficial interest in the outstanding equity securities of any corporation registered with the Securities and Exchange Commission pursuant to the Exchange Act and traded on a national securities exchange or on a national automated quotation system (a "Publicly-Held Corporation").

                  14.6 Licensee understands and acknowledges that Licensor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 14.2 and 14.3 of this Agreement, or any portion thereof, without Licensee's consent, to be effective immediately upon receipt by Licensee of Licensor's written notice thereof, and Licensee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 29 hereof.

                  14.7 Licensee expressly agrees that the existence of any alleged claims it may have against Licensor, whether or not arising from this Agreement, shall not constitute an affirmative or equitable defense to the enforcement by Licensor of the terms in this Section 14.

                  14.8 Licensee acknowledges that Licensee's violation of the terms of this Section 14 would result in irreparable injury to Licensor for which no adequate remedy at law may be available, and Licensee accordingly consents to the issuance of, and agrees to pay all court costs and reasonable attorneys' fees incurred by Licensor in obtaining, a temporary restraining order and/or an injunction prohibiting any conduct by Licensee in violation of the terms of this Section 14. Licensor will not be required to post any bond to obtain such injunction.

                  14.9 All covenants, obligations, and agreements of Licensee which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination.

15.      TRANSFER OF INTEREST

                  15.1  Transfer by Licensor and Wizard Co.:

         Licensor and Wizard Co. shall have the right to transfer or assign all, but not part, of this Agreement and Licensor's and Wizard Co.'s rights or obligations herein to any person or legal entity, and such transfer or assignment shall constitute a novation of this Agreement whereby any designated assignee of Licensor and Wizard Co. shall be substituted in place of Licensor and Wizard Co. and shall become solely responsible for all obligations of Licensor and Wizard Co. under this Agreement from the date of assignment, provided, however, that no assignment shall be made by Licensor and Wizard Co. except to an assignee who, in Licensor's and Wizard Co.'s good faith judgment, is willing and able to assume the obligations of Licensor and Wizard Co. under this Agreement.

                  15.2 Transfer by Licensee when Licensee is not a Publicly-Held Corporation

                           15.2.1  Licensee understands and
acknowledges that the rights and duties set forth in this Agreement are personal to Licensee, and that Licensor has granted this license in reliance on the representations of Licensee concerning the business skill and financial capacity of Licensee. Accordingly, when Licensee is not a Publicly-Held Corporation, neither Licensee nor any immediate or remote successor to any part of Licensee's interest in this license nor any individual(s), partnership, corporation, or other legal entity which directly or indirectly controls Licensee (for the purpose of this Section 15, the "transferor"), shall sell, assign, transfer, convey, or give away, in one transaction or a series of transactions, any interest in this Agreement, in the rights granted in this Agreement, in Licensee, or in substantially all of the assets of the Licensed Business, without the prior written consent of Licensor; provided, however, that the transfer of less than a ten percent (10%) equity interest in Licensee in a single transaction, which does not have the affect of transferring control (as "control" is defined in Section 15.2.2 hereof), shall not require the prior approval of Licensor, provided that Licensee notifies Licensor in writing of such transfer within thirty (30) days following such transfer. Any such purported assignment or transfer, by operation of law or otherwise, not having the written consent of Licensor shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may then terminate without opportunity to cure pursuant to Section 17.2 of this Agreement.

                           15.2.2  For the purposes of this
Agreement, "control" shall mean the possession, direct or indirect, individually or with other stockholders, of the power to direct or cause the direction of the management and policies of a person, corporation, or other business entity, whether through the ownership of voting securities, by contract, or otherwise.


                  15.3 Transfer by Licensee when Licensee is a Publicly-Held Corporation.

                           15.3.1  At any time when Licensee is a
Publicly-Held Corporation, Licensee may not sell, assign, transfer, convey, or give away, in one transaction or a series of transactions, any interest in this Agreement, in the rights granted in this Agreement, in Licensee, or in substantially all of the assets of the Licensed Business, without the prior written consent of Licensor; provided, however, that any transfer that does not constitute a Change of Control Event, shall not require the prior approval of Licensor. Any such purported assignment or transfer, by operation of law or otherwise, without the written consent of Licensor shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may then terminate without opportunity to cure pursuant to Section 17.2 of this Agreement.

                  15.4  Licensor's Purchase Right:

                           15.4.1  If any party (the "Seller") who
holds any interest in this Agreement, in Licensee (the transfer of which interest would have the effect of causing a change of control in the ownership of the Licensed Business), or in substantially all of the assets of the Licensed Business, desires to accept any bona fide offer from a third party to purchase such interest or assets, the Seller shall notify Licensor in writing of the terms of each such offer, and Licensor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the Seller that Licensor intends to purchase the Seller's interest or assets on the same terms and conditions offered by the third party. In the event that Licensor elects to purchase the Seller's interest or assets, the closing on such purchase must occur within one hundred and eighty (180) days from the date of notice to the seller of the election to purchase by Licensor or such later date as may have been provided in the offer. If Licensor does not exercise its right to purchase, any material change in the terms of the third party's offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Licensor as in the case of the initial offer. Failure of Licensor to exercise the option afforded by this
Section 15.4 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 15, with respect to a proposed transfer.

                           15.4.2  In the event the consideration,
terms, or conditions offered by the Seller are such that Licensor may not reasonably be required to furnish the same consideration, terms, or conditions, then Licensor may purchase the interest or assets proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable cash equivalent of the consideration, and upon the terms or conditions offered by the third party, each of the parties shall designate an independent appraiser and their determination shall be binding upon the parties. If the appraisers cannot agree within a reasonable time upon the reasonable cash equivalent of the consideration, they shall designate a third appraiser whose determination shall be binding upon the parties. Each party shall bear the costs of its designated appraiser, and the parties shall share equally the costs of the third appraiser.

                  15.5  Non-Waiver of Claims:

         Licensor's consent to a transfer of any interest in Licensee, the Licensed Business, this Agreement, or in the license granted hereby shall not constitute a waiver of any claims Licensor may have against the transferor, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

16.      OTHER REQUIREMENTS

                  16.1 Licensee shall comply with the following requirements:

                           16.1.1  Copies of Licensee's Articles of
Incorporation or charter, its Bylaws and other governing documents shall be furnished to Licensor prior to execution of this Agreement, and any amendments thereto shall be furnished within ten (10) days of effecting such amendment; and

                           16.1.2  Licensee shall not permit its
corporate charter to be revoked or suspended in the state in which Licensee is organized, or the state or states in which Licensee is qualified to be business.

17.      DEFAULT AND TERMINATION

                  17.1  Automatic Default and Termination:

                           17.1.1  Licensee shall be in default under
this Agreement and all rights granted herein shall automatically terminate without notice to Licensee if Licensee shall become insolvent or if a voluntary bankruptcy case or proceeding is filed by Licensee or a proceeding is commenced by Licensee under any provision of Title 11 of the United States Code or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, moratoria (formal or informal), compositions, or proceedings seeking reorganization, arrangements, or other similar relief or the Licensee consents to the entry of an order for relief against it in an involuntary case or an involuntary bankruptcy case is filed with respect to Licensee and such involuntary case is not dismissed within 60 days of such filing; or if a receiver or other custodian (permanent or temporary) of Licensee's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if execution is levied against Licensee's business or property; or if suit to foreclose any lien or mortgage against the premises or equipment of the Licensed Business is instituted against Licensee and not dismissed within sixty (60) days; or if the real or personal property of the Licensed Business shall be sold after levy thereupon by any sheriff, marshal, or constable; provided, that, this provision shall not apply to proceedings related to any immaterial assets or property of the Licensee.

                  17.2  Non-Curable Defaults/Termination Upon
Notice:

                           17.2.1  Licensee shall be in default hereunder, and
Licensor and, with respect to the Proprietary Marks, Wizard Co. may, at their option, terminate this Agreement and all rights granted hereunder, without affording Licensee any opportunity to cure the default, upon not less than thirty (30) days prior written notice, upon the occurrence of any of the following events:

                           17.2.2  If Licensee purports to transfer
any rights or obligations under this Agreement, the license granted hereby, or any interest in Licensee to any third party without compliance with the terms of Section 15 of this Agreement;

                           17.2.3  If Licensee fails to comply with
the covenants in Section 14.2 hereof;

                           17.2.4  If, contrary to Sections 19 or 20
hereof, Licensee discloses or divulges the contents of the Manual or other trade secret or confidential information provided to Licensee by Licensor or obtained by Licensee in its operation of the Licensed Business prior to the Transfer;

                           17.2.5  If Licensee challenges Licensor's
right to license or the ownership of the Proprietary Marks; or

                           17.2.6  If Licensee has received three or
more prior Notices of Termination (as defined) pursuant to Section 17.3 hereof for the same, similar, or different defaults in any twelve-month period, whether or not such defaults have been cured after notice.

                  17.3  Curable Defaults/Termination Upon Notice:

                           17.3.1  Except as provided in Sections
17.1 and 17.2 of this Agreement, Licensee shall have thirty (30) days (ten (10) days in the case of a payment default described in Section 17.3.1.1) after its receipt from Licensor of a written notice of termination ("Notice of Termination") within which to remedy any default hereunder and to provide evidence thereof to Licensor. Other than with respect to payment defaults, in the event such default is not cured within 30 days but the Licensee is diligently making efforts to cure such default, the Licensee shall have an additional 60 days to cure such default. If any such default is not cured within that time, or such longer period as applicable law may require, this Agreement shall terminate without further notice to Licensee effective immediately upon the expiration of the period specified above or such longer period as applicable law may require. Licensee shall be in default hereunder for any failure to comply substantially with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manual or otherwise in writing, or for any failure to carry out the terms of this Agreement in good faith. Such defaults shall include, without limitation, the occurrence of any of the following events:

                           17.3.1.2  If Licensee fails, refuses, or neglects
to promptly pay when due any monies owing to Licensor or its affiliates under this Agreement, the Computer Services Agreement, the Reservation Agreement, the Lease Agreements or the Cost Sharing Agreement, or to submit, when due, the financial information or any reports required by Licensor under this Agreement;

                           17.3.1.3  If Licensee misuses or makes any
unauthorized use of the Proprietary Marks or otherwise materially impairs the goodwill associated therewith or Licensor's rights therein;

                           17.3.1.4  If Licensee engages in any business or
markets any service or product under a name or mark or uses trade dress or styles which, in Licensor's opinion, is confusingly similar to the Proprietary Marks; or

                           17.3.1.5  If Licensee fails to maintain material
compliance with the standards or procedures prescribed by Licensor in this Agreement, the Manual, or otherwise in writing.

                           17.3.1.6  With respect to any Facility, if the
Licensee fails to maintain compliance with the standards or procedures prescribed by Licensor in this Agreement, the Manual, or otherwise in writing at such Facility.

                  17.4 Licensee may only terminate this Agreement, with cause, after giving Licensor written notice of default, specifying the basis therefore and Licensor fails to cure such default within ninety (90) days after notice is given, and by providing written notice to Licensor at least one hundred and eighty (180) days prior to the date Licensee intends to terminate this Agreement.

18.      OBLIGATIONS UPON TERMINATION

         Upon termination or expiration of this Agreement, all rights granted hereunder to Licensee shall forthwith terminate, and:

                  18.1 Licensee shall immediately cease to operate the Licensed Business and shall not thereafter, directly or indirectly, represent itself to the public or hold itself out as a present or former licensee of Licensor.

                  18.2 Licensee shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, any confidential methods, procedures, or techniques associated with the System, and all

Proprietary Marks, including any such Proprietary Marks used in the Licensee's or any of its subsidiaries' corporate names, and distinctive forms, slogans, signs, symbols, or devices associated with the System. In particular, without limitation, Licensee shall cease to use all signs, equipment, advertising materials, stationery, forms, and any other articles which display the Proprietary Marks; provided, however, that this Section 18.2 shall not apply to the operation by Licensee of another Avis vehicle rental business pursuant to another agreement between Licensor and Licensee which is then in effect.

                  18.3 Licensee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the names "Avis," "Avis Rent A Car," or any other service mark or trademark of Licensor; and Licensee shall furnish Licensor with evidence satisfactory to Licensor of compliance with this obligation within fifteen (15) days after termination or expiration of this Agreement.

                  18.4 Licensee agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, phonetic equivalent copy, or colorable imitation of the Proprietary Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Licensor's rights in and to the Proprietary Marks; and further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Licensor or the Proprietary Marks which constitutes dilution or unfair competition.

                  18.5 Licensee shall promptly pay all sums owing to Licensor and its subsidiaries and affiliates. In the event of termination due to any default of Licensee or Licensee's termination of this Agreement without legal cause, such sums shall include all damages, costs, and expenses, including reasonable attorneys' fees, incurred by Licensor as a result of the default, which obligation shall give rise to and remain a lien in favor of Licensor against any and all of the personal property, equipment, inventory, and fixtures owned by Licensee and on all facilities operated hereunder at the time of default, until paid in full.

                  18.6 Licensee shall promptly pay to Licensor all sums owing to other System Licensees and to third parties, if such sums are typically paid to Licensor, or if nonpayment will affect the on-going operations of Licensee's terminated business. Such sums owing to third parties shall include, but not be limited to, travel agent commissions, telephone bills, rent, airport concession fees, and frequent flier fees.

                  18.7 Licensee shall immediately turn over to Licensor the Manual, any and all other confidential and proprietary manuals, records, files, instructions, bulletins and other materials relating to the operation of the Licensed Business which are in Licensee's possession, and all copies thereof (all of which are acknowledged to be Licensor's property).

                  18.8 Licensee shall notify the telephone companies serving the Facilities and all listing agencies of the termination of Licensee's right to use any telephone number and any regular, classified, or other telephone directory listings associated with the Proprietary Marks and shall authorize transfer of same to or at the direction of Licensor. Licensee acknowledges that as between Licensor and Licensee, Licensor has the sole rights to and interest in all telephone numbers and directory listings associated with the Proprietary Marks. Licensee authorizes Licensor, and hereby appoints Licensor and any officer of Licensor as Licensee's attorney-in-fact, which power shall be coupled with an interest, to direct the telephone company and all listing agencies to transfer such telephone numbers and directory listings to Licensor, or at Licensor's direction, should Licensee fail or refuse to do so, the telephone company and all listing agencies may accept such direction of this Agreement as conclusive of the exclusive rights of Licensor in and to such telephone numbers and directory listings and Licensor's authority to direct their transfer. Licensee shall furnish to Licensor within ten days after the effective date of termination of this Agreement evidence satisfactory to Licensor of Licensee's compliance with the obligations contained in this
Section 18.8. Licensor may provide a copy of this Section to any telephone service provider as proof of its authority.

                  18.9 Licensee shall, at Licensor's option which shall be exercised within 30 days from termination, sell all of the Licensee's interest in its assets, including, without limitation, the Licensee's fleet, equipment and real estate, used in connection with the Licensed Business at a value agreed upon by Licensee and Licensor within thirty (30) days of the exercise of such option. To the extent that Licensee and Licensor are unable to agree on the value of such assets within such thirty (30) day period, then a nationally recognized investment banking firm selected by Licensee and a nationally recognized investment banking firm selected by Licensor shall attempt to agree on the value of such assets. If such investment banking firms are unable to agree on the value of such assets within thirty (30) days of such matter being referred to them, then the matter shall be referred to a third nationally recognized investment banking firm which shall be independent of Licensee and its affiliates and Licensor and its affiliates and mutually acceptable to Licensee and Licensor, and which shall determine the value of such assets within 30 days of the matter being referred to it, which shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the investment banking firms initially selected by Licensee and Licensor to determine the value of the assets shall be borne by the party selecting such investment banking firm and the fees and disbursements of independent investment banking firms selected to resolve the dispute of the initial two investment banking firms shall be borne equally by Licensee and Licensor. In acting under this Section 18.9, the investment banking firms referred to herein shall be entitled to the privileges and immunities of arbitrators. In the event Licensor elects to purchase the Licensee's assets, the Licensee shall:

                           18.9.1  Assign to Licensor, or Licensor's
designee, Licensee's Airport Concession Agreement(s). Licensee shall execute all documents reasonably necessary to do such other acts and steps necessary to transfer the rights under each Airport Concession Agreement, subject to approval by the airport authority party to such agreement.

                           18.9.2  Assign to Licensor any interest which
Licensee has in any lease or sublease for any of the premises or Facilities of the Licensed Business.

                  18.10 In the event Licensor does not elect to exercise its option to acquire the assets of the Licensee pursuant to this Section 18.9, Licensee, within the later of thirty (30) days after termination of this Agreement or thirty (30) days after receipt of notice that Licensor will not exercise its option pursuant to Section 18.9 hereof but in no event later than sixty (60) days after termination, shall make such modifications or alterations to the facilities operated hereunder (including, without limitation, assigning the telephone number to Licensor, and changing the color scheme, and other distinctive design features) as may be necessary to prevent the operation of any business thereon by itself or others in derogation of this Section 18.10, and shall make such specific additional changes thereto as Licensor may reasonably request for that purpose.

                  18.11 Licensee shall transfer immediately to Licensor all unused current versions of Avis Standard Rental Agreements and forms, signage, uniforms, and any other equipment or supplies bearing the Proprietary Marks. Licensor shall purchase any supplies useable by Licensor at Licensee's cost, based on the most recent invoices received by Licensee.

                  18.12 Licensee acknowledges that any failure to comply with the requirements of this Section 18 will cause Licensor irreparable injury, and Licensee shall pay to Licensor all damages, costs, and expenses, including, reasonable attorneys' fees, incurred by Licensor subsequent to the termination of the license herein granted in obtaining injunctive or other relief for the enforcement of any provisions of this Section 18 without bond.

19.      CONFIDENTIAL OPERATING MANUAL

                  19.1 In order to protect the reputation and goodwill of Licensor and to maintain uniform standards of operation under the Proprietary Marks, Licensee shall conduct its business in accordance with the Manual, which may consist of books, manuals, bulletins, compilations and other materials relating to operations under the System, including additions and updates thereto, as published, or disseminated through any means including electronic or computer systems, by Licensor to Licensee from time to time. Without limiting the foregoing, the

Manual shall consist of, among other things, manuals, bulletins, notices, letters, information, and other material pertaining to (a) the operation of the Wizard System, and (b) the Avis Intercity Rules and the Rent It Here Leave It There program. One copy of the Manual shall be furnished to Licensee on loan for the term of this Agreement for each Facility or Rental Location.

                  19.2 Licensee shall at all times treat the Manual and the information contained therein as confidential, and shall use all reasonable efforts to maintain such information as secret and confidential. Licensee shall not at any time copy, duplicate, record, or otherwise reproduce the Manual in whole or in part, other than for use at the Licensee's Facilities, and shall not otherwise make the Manual available to any unauthorized person.

                  19.3 The Manual shall at all time remain the sole property of Licensor and shall at all times be kept in a secure place at Licensee's primary office or facility.

                  19.4 Licensor may from time to time revise the Manual to reflect changes in System standards, and Licensee expressly agrees to comply with each new or changed standard. Licensor agrees that any such changes in the Manual or changes issued through written or electronic bulletins shall be applied equally to Licensee and to other System Licensees, to the extent Licensor has the legal authority to impose such requirements on other System Licensees.

                  19.5 Licensee shall at all times insure that its copy of the Manual is kept current and up to date, and in the event of any dispute as to the contents of the Manual, the terms of the master copy of the Manual maintained by Licensor at Licensor's home office shall be controlling.

20.      CONFIDENTIAL INFORMATION

                  20.1 Licensee shall not, during the term of this Agreement or at any time after termination, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation any confidential information, knowledge, or know-how concerning the methods of operation of the Licensed Business which may be communicated to Licensee, or of which Licensee may be apprised, by virtue of Licensee's operation under this Agreement or as a result of Licensor's operation of the System prior to the Transfer. Licensee shall divulge such confidential information only as required by law or to those of its employees who must have access to such confidential information on a need-to-know basis in order to operate the Licensed Business. Any and all information, knowledge, know-how, and techniques which Licensor designates as confidential shall be deemed confidential for purposes of this Agreement.

                  20.2 Licensee acknowledges that any failure to comply with the requirements of Section 20.1 will cause Licensor irreparable injury, and Licensee agrees to pay all court costs and reasonable attorneys' fees incurred by Licensor in obtaining specific performance of, or an injunction against violation of, the requirements of Section 20.1.

21.      ACCOUNTING AND RECORDS

                  21.1 Licensee shall maintain, and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles and in the form and manner as may be prescribed by Licensor from time to time in the Manual or otherwise in writing, including, but not limited to, requirements that Licensor may reasonably prescribe with regard to computer hardware and software, and input of and access to such information in the Wizard System.

                  21.2 Licensee shall submit to Licensor within twenty (20) days following the end of each month, a monthly business and transactions report setting forth such data for such month then ended as Licensor may reasonably require along with Licensee's payment of all monthly fees and other payments required under Section 4 hereof.

                  21.3 Within forty-five (45) days following each calendar quarter, Licensee shall, at Licensee's expense, submit to Licensor an unaudited quarterly profit
                                       41
and loss statement and balance sheet in a form prescribed by and satisfactory to Licensor, signed by Licensee attesting that it is true and correct.

                  21.4 Licensee shall, at its expense, provide to Licensor within ninety (90) days after the end of each fiscal year of the Licensed Business, audited financial statements, including a profit and loss statement, a statement of cash flows, and balance sheet, certified by an independent certified public accountant satisfactory to Licensor, showing the results of operations of the Licensed Business during said fiscal year, and the comparable prior year period.

                  21.5 Licensee shall also submit to Licensor, for review or audit, such other forms, reports, records, information, and data as Licensor may reasonably designate, in the form, and at the times and places, including, if applicable, by telecommunications data transmission methods, as are reasonably required by Licensor, upon request and as specified from time to time in the Manual or otherwise in writing.

                  21.6 Licensor or its designated agents shall have the right at all reasonable times to examine and copy, at Licensor's expense, the books, records, microfiche, computer files, other computerized or electronically sorted data, and business tax returns of Licensee. Licensor shall also have the right, at any time, to have an independent audit made of the books of Licensee. If an inspection by Licensor should reveal that any Gross Revenue has been understated in any report to Licensor, then Licensee shall immediately upon demand, reimburse Licensor for the costs incurred in such inspection, and pay to Licensor all royalties and other required payments due on the amount understated, in addition to interest from the date such royalties and other payments were due until paid, at the rate of the Prime Rate plus three and one-half percent (3.5%) per annum or the maximum rate permitted by law, whichever is less. The foregoing remedies shall be in addition to any other remedies Licensor may have.

22.      INSURANCE

                  22.1 Licensee shall maintain in full force and effect, at Licensee's expense, an insurance policy or policies protecting Licensee and Licensor (including its affiliates), and their officers, directors, partners, and employees (Licensee, Licensor, Wizard Co. and HFS shall be named insureds), against any claims for loss, liability, personal injury, death, property damage, breach of contract, or any expense whatsoever arising out of or in connection with the Licensed Business or occurring upon the premises where the Facilities are located.

                  22.2 Such policy or policies shall be written by an insurance company satisfactory to Licensor or through self insurance by Licensee, which self insurance retention shall not exceed Five Million Dollars ($5,000,000), in accordance with standards and specifications set forth in the Manual or otherwise in writing, and shall include, at a minimum, the following:

                           22.2.1  Commercial general liability
insurance covering the premises, Facilities and operations of the Car Rental Business, including coverage for public liability, garage liability, and extended liability endorsements (including contractual liability, property damage, products liability, completed operations, and fire legal liability coverage), with combined single limits per occurrence, primary and excess combined, of not less than Fifty Million Dollars ($50,000,000). Any pollution exclusion must include an exception for hostile fire perils.

                           22.2.2  Comprehensive motor vehicle
liability coverage for both owned and non-owned vehicles, with primary and excess limits of not less than Fifty Million Dollars ($50,000,000) combined single limit.

                           22.2.3  Employer's liability, workers'
compensation, and such other insurance as may be required by statute or rule of the state or localities in which any Licensed Business is located and operated.

                           22.2.4  Property and business interruption
insurance, or similar insurance coverage, including coverage for fire, lightning, the extended coverages, vandalism, malicious mischief, and payments to Licensor for loss of royalties and other monthly payments specified in
Section 4 hereof, as a result of any interruption in Licensee's business operations at any

Facility.

                  22.3 Licensee's obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Licensor, nor shall Licensee's performance of that obligation relieve Licensee of liability under the indemnity provisions set forth in Section 25 of this Agreement.

                  22.4 Upon obtaining the insurance required by this Agreement and on each policy renewal date thereafter, Licensee shall promptly submit evidence of satisfactory insurance to Licensor, together with, upon request, copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be cancelled or materially altered without at least thirty (30) days' prior written notice to Licensor, or such other period of time as required by applicable state law.

                  22.5 Should Licensee, for any reason, fail to procure or maintain the insurance required by this Agreement, as such requirements may be revised from time to time by Licensor in the Manual or otherwise in writing, Licensor shall have the right and authority (without, however, any obligation to do so), immediately to procure such insurance and to charge same to Licensee, which charges, together with a fee for Licensor's reasonable costs and expenses in so acquiring the policy or policies, shall be payable by Licensee immediately upon demand.

                  22.6 Licensor shall have the right, in its sole discretion, to require Licensee to maintain additional or different types of insurance, or to increase the minimum limits of liability in response to identification of new, changed, or increased risks, upon written notice to Licensee not less than thirty days prior to such new, changed, or amended requirement.

                  22.7 All excess and umbrella policies shall be "follow form." No "cut through" endorsements are acceptable. All insurance carriers must be rated "A" or better by A.M. Best and be approved by Licensor.

23.      PROPRIETARY MARKS

                  23.1 Wizard Co. represents with respect to the Proprietary Marks that:

                           23.1.1  Wizard Co., an affiliate of Licensor, is
the owner of all right, title, and interest in and to the Proprietary Marks with respect to operations under the System and Licensor has been granted the right to use and to grant others the right to use the Proprietary Marks; and

                           23.1.2  Wizard Co. has taken and will take
all steps reasonably necessary to preserve and to protect its right and interest in and to the Proprietary Marks and preserve the goodwill of the Proprietary Marks.

                  23.2 With respect to Licensee's authorized use of the Proprietary Marks pursuant to this Agreement, Licensee agrees that:

                           23.2.1  Licensee shall use only the Proprietary
Marks designated by Licensor in Schedule 3 hereto, as amended from time to time, and shall use them only in the manner authorized and permitted by Licensor or Wizard Co.;

                           23.2.2  Licensee shall use the Proprietary Marks
only for the operation of the Licensed Business at the Licensed Locations specified in this Agreement;

                           23.2.3  Unless otherwise authorized or required
by Licensor, Licensee shall operate and advertise the Licensed Business only under the names "AVIS" and "AVIS RENT A CAR," without prefix or suffix;

                           23.2.4  Licensee shall identify itself as the owner
of the Licensed Business in conjunction with any use of the Proprietary Marks, including, but not limited to, such use in or on the Standard Rental Agreements, automobile registrations and permits, stationery, invoices, order forms, receipts, all contracts, in all dealings and transactions with third parties, and in any public appearances, as well as at such conspicuous locations at the Facilities or in Vehicles as Licensor shall designate in writing. The form and content of such identification shall comply with standards set forth in the Manual;

                           23.2.5  Licensee's right to use the Proprietary
Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute a willful infringement of Licensor's rights;

                           23.2.6  Licensee shall not use the Proprietary
Marks to incur any obligation or indebtedness on behalf of Licensor;

                           23.2.7  Licensee shall comply with Licensor's
instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by Licensor to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

                  23.3 With respect to actual or potential litigation concerning the Proprietary Marks:

                           23.3.1  Licensee shall promptly notify
Licensor and Wizard Co. of any unauthorized use of the Proprietary Marks or marks confusingly similar thereto as well as any challenge to the Proprietary Marks of which it becomes aware. Licensee acknowledges that Licensor and Wizard Co. have the sole right to direct and control any administrative proceeding or litigation involving the ownership or validity of the Proprietary Marks, including any settlement thereof. Licensor has the right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks.

                           23.3.2  In the event Licensor undertakes
any litigation relating to the Proprietary Marks, Licensee agrees to execute any and all documents and to do such acts and things as may, in the opinion of Licensor, be necessary to carry out such litigation, including but not limited to becoming a nominal party to any such litigation.

                  23.4  Licensee expressly understands and acknowledges that:

                           23.4.1  Wizard Co. is the owner of all right,
title, and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them, and Licensor has the right to use and license others to use the Proprietary Marks;

                           23.4.2  The Proprietary Marks are valid and serve
to identify the System and those who are licensed to operate a Licensed Business as part of the System;

                           23.4.3  Licensee shall not directly or indirectly
contest the validity of, or Wizard Co.'s ownership of, the Proprietary Marks, or Wizard Co.'s right to use and license others to use the Proprietary Marks;

                           23.4.4  Licensee's use of the Proprietary
Marks pursuant to this Agreement does not give Licensee any ownership interest or any security, equitable, beneficial or other interest in or to Proprietary Marks;

                           23.4.5  Any and all goodwill arising from
Licensee's use of the Proprietary Marks in the Licensed Business under the System shall inure solely and exclusively to Wizard Co.'s benefit, and upon termination or expiration of this Agreement and the license granted hereby, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the system or of the Proprietary Marks;

                           23.4.6  The license of the Proprietary Marks
granted hereby to Licensee is non-exclusive except as specifically set forth in
Section 2.2; and

                           23.4.7  Wizard Co. reserves the right to
substitute different Proprietary Marks for use in identifying the System and the businesses operating thereunder if Wizard Co.'s currently owned Proprietary Marks no longer can be used, or if Licensor, in its sole discretion, determines that substitution of different Proprietary Marks could be beneficial to the System.

24.      TAXES, PERMITS AND INDEBTEDNESS

                  24.1 Licensee shall promptly pay when due all taxes levied or assessed, including, without limitation, unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Licensee in the conduct of the Licensed Business. Licensee shall pay to Licensor an amount equal to any sales tax, gross receipts tax, or similar tax imposed on Licensor with respect to any payments to Licensor required under this Agreement, except to the extent such tax is credited against income tax otherwise payable by Licensor.

                  24.2 In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Licensee may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; provided, however, in no event shall Licensee permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against any of the Facilities or premises, or any improvements thereon.

                  24.3 Licensee shall comply with all federal, state, and local laws, rules, and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the Licensed Business generally and at each Facility, including without limitation, licenses to do business, fictitious name registrations, sales tax permits, fire clearances, and Vehicle registrations.

                  24.4 Licensee shall notify Licensor in writing within five(5) days of the commencement and resolution of any action, suit, or proceeding, and of the issuance of any order writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of the Licensed Business.

25.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION

                  25.1 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Licensee shall be an independent contractor; and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

                  25.2 During the term of this Agreement and any renewal hereof, Licensee shall hold itself out to the public as an independent contractor operating the Licensed Business and each Licensed Location pursuant to a license from Licensor. Licensee agrees to take such affirmative action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place at each Rental Location or other Facility as may be specified by Licensor, the content of which Licensor reserves the right to specify.

                  25.3 It is understood and agreed that nothing in this Agreement authorizes Licensee to make any contract, agreement, warranty, or representation on Licensor's behalf, or to incur any debt or other obligation on Licensor's name; and, that Licensor shall in no event assume liability for, or be deemed liable as a result of, any such action, or by reason of any act or omission of Licensee in its conduct of the Licensed Business or for any claim or judgment arising therefrom against anyone. Licensee shall indemnify and hold harmless Licensor and Licensor's officers, directors, employees, affiliates, agents, successors and assigns against any and all liabilities, claims, demands, causes of action, damages, costs, expenses and amounts of any type whatsoever, including, but not limited to environmental claims, whether expended in settlement, in attorneys' fees' or however expended or disbursed, which arise directly or indirectly from, as a result of, or in connection with Licensee's operation of the Licensed Business and each Facility, or in Licensee's dealings with third parties concerning said Business, this Agreement, the System, or the Proprietary Marks, including claims in which Licensor's negligence is alleged. In addition, Licensee shall, at Licensor's request, defend, at Licensee's expense, Licensor, and Licensor's officers, directors, employees, affiliates, agents, successors and assigns against such claims, demands and causes of action; provided, however, that Licensee shall relinquish such defense to Licensor immediately upon Licensor's request, although Licensee shall remain obligated to pay Licensor's defense costs. In no event may Licensee enter into any settlement of any such claim on behalf of Licensor without Licensor's approval. Any and all claims for which indemnification is sought hereunder shall be commenced within one (1) year from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

                  25.4 It is understood and agreed that Licensor shall indemnify and hold harmless Licensee and Licensee's officers, directors, employees, affiliates, agents, successors and assigns against any and all liabilities, claims, demands, causes of action, damages, costs, expenses and amounts of any type whatsoever, which arise from any action against such parties for infringement relating to the use of the Proprietary Marks in compliance with System Standards.

26.      APPROVALS AND WAIVERS

                  26.1 Whenever this Agreement requires the prior approval or consent of Licensor, Licensee shall make a timely written request to Licensor therefor; and such approval or consent shall be obtained in writing.

                  26.2 Licensor makes no warranties or guarantees upon which Licensee may rely, and assumes no liability or obligation to Licensee, by providing any waiver, approval, consent, or suggestion to Licensee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

                  26.3 No delay, waiver, omission, or forbearance on the part of Licensor to exercise any right, option, duty, or power arising out of any breach of default by Licensee, or by any other licensee, of any of the terms, provisions, or covenants hereof, shall constitute a waiver by Licensor to enforce any such right, option, or power as against Licensee, or as to subsequent breach or default by Licensee. Subsequent acceptance by Licensor of any payments due to it hereunder shall not be deemed to be a waiver by Licensor of any preceding breach by Licensee of any terms, covenants, or conditions of this Agreement.

27.      NOTICES

                  27.1 Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by a recognized overnight delivery service, or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Licensor:      HFS Car Rental, Inc.
                          c/o HFS Incorporated
                          6 Sylvan Way
                          Parsippany, New Jersey 07054
                          Attention: General Counsel

Notices to Licensee:      Avis Rent A Car System, Inc.
                          900 Old County Road
                          Garden City, New York 11530
                          Attention: General Counsel

Notices to Wizard Co.:    Wizard Co., Inc.
                          c/o HFS Incorporated
                          6 Sylvan Way
                          Parsippany, NJ 07054
                          Attention: General Counsel

Any notice by certified or registered mail or by an overnight delivery service shall be deemed to have been given at the date and time of mailing. Notice personally delivered or delivered by an overnight delivery service shall be deemed to have been given at the date and time when received by Licensee or Licensor.

                  27.2 Any and all notices required or permitted under this Agreement as provided for in this Section are designed to serve as a notice only to the party to whom sent. If a copy of a notice is to be sent to a third party, this requirement is not a condition precedent but only informational.

28.      ENTIRE AGREEMENT

         This Agreement, the documents referred to herein, and the Attachments hereto, constitute the entire, full, and complete Agreement between the parties concerning the subject matter hereof, and supersede any and all prior agreements, representations, and arrangements between the parties whether oral or written, and no other representation has induced Licensee to execute this Agreement.

29.      MODIFICATIONS OF AGREEMENT

         Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change, or variance from this Agreement shall be binding on the parties unless mutually agreed to by the parties and executed by themselves or their authorized officers or agents in writing.

30.      SEVERABILITY AND CONSTRUCTION

                  30.1 Except as expressly provided to the contrary herein, each section, part, term, and provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other sections, parts, terms, and provisions of this Agreement as may remain otherwise intelligible; and, the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms, or provisions shall be deemed not to be a part of this Agreement.

                  30.2 Notwithstanding anything to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Licensor, Licensee, their officers, directors, partners, and such of their respective successors and assigns as may be contemplated by Section 15 hereof, any rights or remedies under or by reason of this Agreement.

                  30.3 The parties agree that each of the foregoing provisions of this Agreement, including, but not limited to, the covenants set forth in
Section 14 hereof, shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Licensor is a party, Licensee expressly agrees to be bound by any lesser provision subsumed within the terms of such Agreement, including, but not limited to, the covenants set forth in Section 14 hereof, that imposes the maximum duty permitted by law, as if the resulting provision were separately stated in and made a part of this Agreement.

                  30.4 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

                  30.5 All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, where applicable, and all acknowledgments, promises, covenants, agreements, and obligations herein made or undertaken by Licensee shall be deemed jointly and severally undertaken by all the parties hereto on behalf of Licensee.

31.      APPLICABLE LAW; DISPUTE RESOLUTION

                  31.1 This Agreement takes effect upon its acceptance and execution by the parties hereto in New York, and shall be interpreted and construed under the laws of the State of New York. In the event of any conflict of law, the laws of New York shall prevail, without regard to, and without giving effect to, the application of New York conflict of law rules. If, however, any provision of this Agreement would not be enforceable under the laws of New York, and if the Licensed Business is located outside of New York and such provision would be enforceable under the laws of the state in which the Licensed Business is located, then such provision shall be interpreted and construed under the laws of that state. Nothing in this Section 31.1 is intended by the parties to subject this Agreement to any franchise law or similar law, rule, or regulation of the State of New York or any other state to which it would not otherwise be subject. The parties acknowledge that no waiver by Licensee of Sections 687.4, 687.5 and Article 33 of the New York General Business Law is contemplated by this Agreement.

                  31.2 The parties expressly submit and consent in advance to the non-exclusive jurisdiction of the State and Federal courts sitting in the City of New York, Borough of Manhattan, State of New York, in any action to enforce an arbitration agreement or award, or action seeking a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration. The parties waive any claim that any such state or federal court is an inconvenient or improper forum.

                  31.3 Subject to Section 31.7, no right or remedy conferred upon or reserved to Licensor or Licensee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

                  31.4 Nothing herein contained shall bar Licensor's right to obtain injunctive relief or other equitable or other judicial relief in aid of arbitration from a court of competent jurisdiction against threatened conduct that will cause Licensor loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

                  31.5 Subject to Section 31.4, resolution of any and all disputes (except for the dispute referenced in Section 18.9) arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 31.5.

                           31.5.1  Licensor, Wizard Co. or Licensee may
commence proceedings hereunder by delivering a written notice to the other parties providing a reasonable description of the Dispute to the other parties (the "Demand").

                           31.5.2  Within 10 days following receipt by a party
hereto of a Demand, the Dispute shall be referred to representatives of the parties for resolution, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve Dispute. If the Representatives do not agree upon a resolution within thirty (30) calendar days after receipt by a Party of a Demand, each of Licensor, Wizard Co. and Licensee shall be free to exercise the remedies available to them under Section 31.5.3.

                           31.5.3  The Parties hereby agree to submit
all Disputes not resolved by negotiation pursuant to Section 31.5.2 for resolution by arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York, New York by three arbitrators (the "Panel") in accordance with the JAMS/Endispute Comprehensive Arbitration Rules and Procedures then in effect, as amended herein. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1, et seq. Notwithstanding the foregoing (a) each party to the Dispute shall have the right to examine the books and records of the other party to the Dispute that are reasonably related to the Dispute; (b) each party to the Dispute shall provide to the other, reasonably in advance of any hearing, copies of all documents which such party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential, except to the extent disclosure is required by applicable securities or franchise laws, and the rules of any stock exchange on which the securities of Licensee, Licensor or the parent company of either are listed for trading. The Panel shall complete all hearings not later than ninety (90) days after its appointment. The award shall be in writing and shall specify the facts and law upon which it is based. Judgment upon any award may be entered in any court having jurisdiction thereof.

32.      ACKNOWLEDGMENTS

                  32.1 Licensee acknowledges that it has conducted an independent investigation of the Licensed Business, recognizes that the business venture contemplated by this Agreement involves business risks, and that its success will be largely dependent upon the ability of Licensee. Licensor expressly disclaims the making of, and Licensee acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

                  32.2 Licensee acknowledges that Licensor has informed Licensee of the existence of other licensees operating under the System pursuant to license agreements with Licensor which contain terms, conditions, and obligations which differ from the terms, conditions, and obligations contained in this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed, and delivered this Agreement on the day and year first above written.

                                              HFS CAR RENTAL, INC.
                                              Licensor



                                              By:   /s/ James E. Buckman

                                              Name:   James E. Buckman
                                              Title:  Vice President



                                              AVIS RENT A CAR SYSTEM, INC.
                                              Licensee



                                              By:  /s/ Kevin Sheehan

                                              Name:   Kevin Sheehan
                                              Title:   Executive Vice President



                                              WIZARD CO., INC.
                                              For purposes of Sections 2, 3,
                                              15, 17, 23 and 31 only



                                              By:  /s/ David Mc Nicholas

                                              Name:    David mc Nicholas
                                              Title:   Vice President

Schedule 1

                         Exclusive Territories



New York, NY PMSA
Chicago, IL PMSA
Boston, MA-NH NECMA
Philadelphia, PA-NJ PMSA
Detroit, MI PMSA
Washington, DC-MD-VA-WV PMSA
Houston, TX PMSA
Atlanta, GA MSA
Nassau-Suffolk, NY PMSA
Riverside-San Benardino, CA PMSA
Minneapolis-St.  Paul, MN-WI MSA
St. Louis, MO-IL MSA
Orange County, CA PMSA (other than  Disneyland)
Pittsburgh, PA MSA
Baltimore, MD PMSA
Phoenix, Mesa, AZ MSA
Cleveland-Lorain-Elyria, OH PMSA
Oakland, CA PMSA
Tampa-St. Pete-Clearwater, FL MSA
Seattle-Bellevue-Everett, WA PMSA
Miami, FL PMSA
Fort Lauderdale, FL PMSA
West Palm Beach-Boca Raton, FL MSA
Newark, NJ PMSA
San Francisco, CA PMSA
San Jose, CA PMSA
Denver, CO PMSA
Orlando, FL MSA

Schedule 1(a)

                         Acquired Exclusive Territories

Los Angeles-Long Bech, CA PMSA
Dallas, TX PMSA
San Diego, CA MSA
Las Vegas, NV-AZ MSA

Schedule 2

                            SERVICES

DESCRIPTION OF SERVICES AVIS RENT A CAR, INC. OFFERS TO
DOMESTIC & INTERNATIONAL THIRD PARTY LICENSEES

Domestic

o Reservations - ARAC will continue to subsidize reservation expenses for third-party licensees.
o        Other services provided by ARAC:
         o Licensee Relations - ARAC support provided to licensees (currently one VP and one secretary).
         o WizCom - ARAC subsidizes excess WizCom costs, for services provided to licensees:
                  transaction processing (currently cost is $.632 per transaction; however WizCom only recovers $.529 per transaction); communications equipment; Garden City network backbone allocation, terminal installations/help desk; systems enhancements & maintenance-dedicated and non-dedicated work, production jobs; and sales support personnel. Following services are provided at cost to licensees: communications equipment; terminal installations & help desk; and systems enhancements.
         o Receivable Processing - Central Billing and Credit Club recoveries netted against the following costs:
                  o        Charge card/Wizard
                  o        Credit Department
                  o        CB Customer Service
                  o        Collections
                  o        Bad debt
                  o        Corp/Travel CB Vouchers
                  o        Buy/Sell
                  o        Frequent Flyer
                  o        CCS
                  o        Direct Billing
         o I/C Accounting & VAB - allocated time on composite statements (see attachment 1).
         o        Purchasing & System Supply & Security/Safety -
                  allocated time on providing services.
         o        Sales & Marketing - unallocated costs on sales
                  & marketing.
         o Training/QA - quality assurance, training overhead and customer satisfaction costs less licensee funding.
         o        Fleet Warranty.
         o Pricing - allocated services for providing pricing and yield services to licensees.
         o Field Operations - overhead associated with fleet distribution, billing, researching, etc.
         o Other - allocate costs for legal, accounting, insurance, financial planning, audit and fleet.
                  Note: excludes costs for outside counsel related to any licensee litigation.

International
o        Reservations - ARAC will continue to subsidize
         reservation expenses for third-party licensees.
o        Services provided by ARAC - International
         o Administrative/Financial Operations - Latin America Region (1 director & 2 administrators); Pacific Region (1 director & 1 administrator); WHQ/VAB (accounting, treasury & composite processing personnel).
         o        Franchise Sales/Development - coordinate with
                  HFS prospecting, selection, and negotiation.
         o General Consultation & Compliance - policy/procedures, car rental business methods/strategies, site selection, intercompany transactions (such as buy/sell), frequent flyer fees, and network development. Also, periodic visits to inspect facilities, signage, vehicles, etc.
         o Purchasing - assistance in acquisition of uniforms, signage, rental agreements, rental agreement folders, other stationary, and printing.
         o        Training - provide training coordinator, new
                  hire, & supervisor daily duty programs.
         o        Liaison    Role    -    between     licensees     and    other
                  departments/countries    to   resolve    questions/issues   on
                  reservations, customer services, purchasing, etc.
         o        Preparation and dissemination of system
                  bulletins and other communications.
         o Coordination of tour rates, special accounting pricing, and retail pricing. Also, provide education on rate structures, car groups and pricing strategies.
         o Advertising & marketing strategies (also assist in funding certain programs).
         o        Automation/System advice, including
                  coordination of installations, and training.

         o Coordinate & direct regional meetings, conventions and periodic management seminars (topics include fleet planning, managing for profit, etc.).

Other

                  o Licensee shall issue, not less often than annually, for distribution among System Licensees, travelers, travel agents, customers, and others, as determined by Licensor in its sole discretion, a directory which contains the addresses and telephone numbers of Rental Locations operating under the System, in such format as currently produced or as Licensor may in its sole discretion approve, and Licensee shall list such System Licensees whenever deemed appropriate by Licensor in such other sales promotion material as may from time to time be developed or issued by Licensee. Licensee may, with the approval of Licensor disseminate such information as described above in the form of electronically or computer-generated notices and bulletins, or permit access to such information via electronic, telecommunications or computer systems by licensees, travelers, travel agents, customers, and others.

                  o Licensee shall, from time to time, at the request of the Licensor, hold meetings, conferences and conventions for System Licensees. Licensee shall attend such meetings, conferences, and conventions at its expense.

Schedule 3

                               PROPRIETARY MARKS

         Licensor shall, pursuant to Section 24 of the License Agreement, cause Wizard Co., Inc. to permit Licensee to use the following Proprietary Marks in connection with the Licensed Business:

                                                  U.S. Trademark


                                                             PENDING
PROPRIETARY MARK                     REGISTRATION NO.        APPLICATION NO.
-----------------                    -----------------       ---------------

AUTO CARTE LOGO(DESIGN)                 1,364,881

AUTOCARTE                               1,348,490

AUTO-MAIL                                                     75/279,364

AVIS                                      703,700

AVIS                                    1,071,131

AVIS                                    1,121,618

AVIS (SPECIAL FORM)                     1,353,304

AVIS (UNDERLINED BY RED BAR)            1,660,119

AVIS ALII CLUB & DESIGN                 1,683,263

AVIS AND DESIGN                         1,353,305

AVIS CARES                              1,681,965

AVIS CARES CONCIERGE SERVICE                                  74/729,085

AVIS CARES LOGO                         1,671,740

AVIS CHAIRMAN'S CLUB                    1,835,715

AVIS EXPRESS                            1,261,964

AVIS INTERNATIONAL                        758,577

AVIS LINK                               1,399,851

AVIS LUBE                                  S/7358

AVIS LUBE                               1,524,787

AVIS LUBE (PLAIN BLOCK)                 1,648,339

AVIS LUBE (STYLIZED)                    1,649,696

AVIS LUBE (STYLIZED)                    1,646,271

AVIS LUBE FAST OIL CHANGE               1,522,866
CENTER

                                                            PENDING
PROPRIETARY MARK                    REGISTRATION NO.    APPLICATION NO.
----------------                    ----------------    ---------------

AVIS LUBE FAST OIL CHANGE               1,528,583
CENTER

AVIS NEWS                               1,011,004

AVIS ON RED RECTANGLE                   1,139,027

AVIS PREFERRED                          1,885,697

AVIS PREFERRED                          1,755,771

AVIS RAPID RETURN                       1,629,473

AVIS TRAVELER'S NETWORK                 2,018,995

AVISSAVER                               1,804,818

AVISSAVER WEEKEND ESCAPES               1,987,590

AVISVISION 180                          1,718,922

CITYTRAVELER                            1,718,837

CLUB RED                                1,979,199

CYBER CITIZEN                                                 75/000,149

CYBER CITIZEN                                                 75/287,985

DRIVEN BY THE CUSTOMER                                           PENDING

DRIVEN FOR DEPENDABILITY                1,531,500

HTV HOME TOWN VIEW                      1,899,229

INFORMATION SUPERHIGHWAY                                      74/667,432
ROAD WARRIOR

PREFERRED EXPRESS                       1,733,617

PREFERRED LOGO                          1,821,729

PREFERRED RENTER                        1,728,190

RENTSAVERS                              1,712,287

RES-O-MATIC                                                   75/279,365

RETURN VALET                            2,104,729

ROUTE NAVIGATOR                                               74/688,466

ROVING RAPID RETURN                     1,648,373

SATELLITE GUIDANCE                                            74/646,582

SAVEUS AVIS ONCALL                      1,974,634

SUMMER RENT CONTROL                       1560/77

                                                            PENDING
PROPRIETARY MARK                    REGISTRATION NO.     APPLICATION NO.
----------------                    ----------------     ---------------

TRAVEL WIZ                                                    74/686,692

TRYING HARDER TOGETHER                  1,567,569

VACATION SUNSATION                      1,640,802

WATSON (THE WIZARD) COPY-                                       PENDING
RIGHT OF CHARACTER

WE TRY HARDER                           1,718,765

WE TRY HARDER (BLOCK)                   1,967,829

WE TRY HARDER (LOWER CASE)              1,681,462

WE'RE TRYING HARDER THAN                1,573,885
EVER

WEATHERFAX                                                     75/084,572

WINTER RENT CONTROL                     1,605,970

WIZARD                                    924,856

WIZARD OF AVIS                          1,003,355

WIZARD WIZDOM                           1,997,917

YOUR PREFERRED CONNNECTION                                    74/686,693

ZAP                                     1,459,480

Schedule 4

                TERRITORIES OF OTHER SYSTEM LICENSEES


                                           AVIS RENT A CAR SYSTEM, INC.
                                           FRANCHISED LICENSEE LOCATIONS
                                                  REVISED 7/1/97

"1955" Type Franchise Agreements                      292
"1992" Type Franchise Agreements                       17
Letter Agreements (1955) Type                           3
Agency Agreements (1955) Type                           1
"1955" Type Truck Franchise Agreements                134




           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

1          Birmingham, AL                   Sep-59                   B

                 Anniston, AL               Nov-69                   C

                 Tuscaloosa, AL             Mar-66                   B

                 Columbus, GA               Aug-83                   C

2          Dothan, AL                       May-74                   C

3          Huntsville, AL                   Apr-56                   B

                 Decatur, AL                Feb-64                   B

                 Florence, AL               Apr-87                   C

4          Mobile, AL                       May-63                   C

           Point Clear, AL                  Aug-69                   C

5          Montgomery, AL                   Oct-51                   B

                 Columbia, SC               Oct-59                   B

                 Camden, SC                 Sep-61                   B

                 Sumter/Selma, AL           Oct-73                   C

                 Greenville, AL             Feb-79                   C

                 Macon, GA                  May-96             New Agreement

                 Greenwood, SC              May-96             New Agreement

6          Little Rock, AR                  Sep-52                   B

                 El Dorado, AR              May-68                   B

                 Fayetteville, AR           Oct-70                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----


                 Fort Smith, AR             Sep-64                   B

                 Harrison, AR               Jun-75                   C

                 Hot Springs, AR            Jan-62                   B

                 Jonesboro, AR              Dec-61                   C

                 Pine Bluff, AR             Dec-55                   B

                 Stuttgart, AR              Nov-56                   C

                 Texarkana, AR              May-72                   C

                 Savannah, GA               Jan-87                   B

                 Midland, TX                Dec-90                   B

                 Abilene, TX                Dec-90                   B

                 San Angelo, TX             Dec-90                   C

                 Clovis, NM                 Dec-90                   C

                 Albany, GA                 Apr-94                   B

7          Los Angeles, CA                  Jan-53                   C

                 Arcadia, CA                Oct-79                   C

                 Alhambra, CA               Oct-79                   C

                 Azusa, CA                  Oct-79                   C

                 Bakersfield, CA            Oct-78                   B

                 Beverly Hills, CA          May-56                   C

                 Bishop, CA                 Aug-76                   C

                 Burbank, CA                Jan-56                   C

                 Coronado, CA               May-56                   C

                 Culver City, CA            Jun-61                   C

                 Disneyland, CA             Aug-61                   C

                 Glendale, CA               May-56                   C

                 Glendora, CA               Oct-79                   C

                 Imperial, CA               Jul-80                   C

                 Lancaster, CA              Jan-56                   C

                 Lennox, CA                 Dec-77                   C

                 Long Beach, CA             Jan-56                   C

                 Marina Del Rey, CA         Feb-78                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Monrovia, CA               Oct-79                   C

                 Montebello, CA             Oct-79                   C

                 Monterey Parks, CA         Oct-79                   C

                 Oceanside, CA              Sep-78                   B

                 Oxnard, CA                 Jul-60                   C

                 Palm Desert, CA            Jul-74                   C

                 Palm Springs, CA           May-56                   C

                 Pasedena, CA               Jan-56                   C

                 Pico Rivera, CA            Oct-79                   C

                 Ridgecrest, CA             Sep-72                   B%

                 San Diego, Ca              Jan-56                   C

                 Santa Barbara, CA          Jan-56                   C

                 Santa Monica, CA           Jan-56                   C

                 South Gate, CA             Jun-61                   C

                 Thousand Oaks, CA          Jan-75                   C

                 Van Nuys, CA               Nov-67                   C

                 Ventura, CA                Mar-61                   C

                 Vernon, CA                 Jun-61                   C

                 Victorville, CA            Sep-72                   B

                 West Covina, CA            Oct-79                   C

                 Whittier, CA               Oct-79                   C

                 Yuma, AZ                   Jul-80                   B

                 Las Vegas, NV              Jan-56                   B

                 Barstow, CA                Nov-87                   B

8          McKinleyville, CA                Jul-93                   C

9          St. Simons Island, GA            May-61                   C

                 Brunswick, GA              May-61                   C

10         Valdosta, GA                     Nov-77                   C

11         Galesburg, IL                    Mar-82                   C

12         Evansville, IN                   Sep-54                   B

13         Valparaiso, IN                   Feb-71                   B

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

14         Burlington, IA                   Dec-73                   C

15         Cedar Rapids, IA                 Nov-60                   C

16         Davenport, IA                    May-68                   C

                 Dubuque, IA                Jan-75                   C

                 Waterloo, IA               May-78                   C

                 Peoria, IL                 Jan-87                   B

                 Bloomington, IL            Jan-87                   C

                 Champaign, IL              Jan-87                   B

                 Decatur, IL                Jan-87                   B

                 Pekin, IL                  Jan-87                   C

                 Springfield, IL            Jan-87                   B

                 Danville, IL               Jan-87                   B

17         Dex Moines, IA                   Jan-63                   C

18         Sioux City, IA                   May-90                   C

19         North Platte, NE                 Apr-89                   C

20         Salina, KS                       Dec-94                   C

                 Hays, KS                   Dec-96                   C

                 Great Bend, KS             Feb-96                   C

                 Independence, KS           Dec-95             New Agreement

                 Topeka, KS                 Dec-95             New Agreement

                 McPherson, KS              Dec-95             New Agreement

21         Garden City, KS                  Aug-85                   C

                 Liberal, KS                Feb-84                   C

22         Lexington, KY                    Sep-56                   B

                 Frankfort, KY              Dec-61                   B

23         Alexandria, LA                   Jan-78                   C

                 Gulfport, MS               Feb-84                   C

24         Shreveport, LA                   Aug-54                   B

                 Monroe, LA                 Jun-57                   B

25         Presque Isle, ME                 Jun-73                   C

26         Alpena, MI                       Aug-71                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Salt Ste. Marie, MI        Jun-74                   B

27         Hancock, MI                      Apr-56                   C

28         Iron Mountain, MI                Jun-60                   C

29         Kalamazoo, MI                    Feb-72                   C

                 Benton, MI                 Aug-76                   C

                 Traverse City, MI          Jun-73                   C

30         Pellston, MI                     Aug-89                   C

                 Charlevoix, MI             Jun-91                   C

                 Gaylord, MI                Aug-91                   C

31         Duluth, MN                       Jan-65                   B

                 Rhinelander, WI            May-85                   C

                 International Falls, MN    Apr-95         New Agreement

                 Bemidji, MN                Apr-95         New Agreement

                 Hibbing, MN                Apr-95         New Agreement

                 Eveleth, MN                Apr-95         New Agreement

                 Marquette, MI              Jun-96         New Agreement

                 Brainerd, MN               Jun-96         New Agreement

32         Rochester, MN                    Dec-60                   B

                 Stevens Point, WI          Aug-81                   C

                 Eau Claire, WI             Aug-81                   C

                 Land O'Lakes, WI           Aug-81                   C

                 Marshfield, WI             Aug-81                   C

                 Wausau, WI                 Aug-81                   C

33         Springfield, MO                  Mar-70                   C

                 Branson, MO                Apr-78                   C

                 Joplin, MO                 May-84                   C

34         Butte, MT                        Jan-87                   C

                 Helena, MT                 Jan-90                   C

                 Glacier Park, MT           May-94                   C

                 Great Falls, MT            May-94                   C

35         Glendive, MT                     Jul-87                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Sidney, MT                 Jul-87                   C

36         Missoula, MT                     Sep-89                   C

                 Kalispell, MT              Sep-89                   C

                 Billings, MT               Feb-95                   C

37         McCook, NE                       Aug-72                   C

38         Manchester, NH                   Jun-75                   C

                 Hampton, NH                Apr-78                   C

                 Nashua, NH                 Jun-75                   C

                 Salem, NH                  Jun-76                   C

                 Brattleboro, VT            Jul-76                   C

                 Merrimack, NH              May-82             Letter Agreement

                 Laconia, NH                Oct-82             Letter Agreement

                 Keene, NH                  Dec-89                   C

39         Matawan, NJ                      Nov-64                   B

                 Freehold, NJ               Oct-60                   B

                 Lakewood, NJ               Oct-60                   B

                 Point Pleasant, NJ         Oct-60                   B

                 Port Monmouth, NJ          Nov-64                   B

                 Sayreville, NJ             Dec-62                   B

                 Toms River, NJ             Oct-60                   B

                 Red Bank, NJ               Jun-91                   B

                 Eatontown, NJ              May-93             New Agreement

                 Wall, NJ                   Apr-95             New Agreement

40         Piscataway (Plain), NJ           Jun-57                   B

                 Cranford, NJ               Feb-58                   B

                 Dover, NJ                  Dec-61                   B

                 East Orange, NJ            Aug-74                   T
                                           (Truck)

                 Flemington, NJ             Jun-62                   B

                 Fort Lee, NJ               Jun-61                   T

                 Hackettstown, NJ           Dec-61                   B

                 Linden, NJ                 Aug-60                   B

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Madison, NJ                May-65                   B

                 Millburn, NJ               Aug-74                   B

                 Montclair, NJ              Jul-61                   B

                 Morristown, NJ             Aug-60                   B

                 New Brunswick, NJ          Apr-60                   B

                 Oakland, NJ                Aug-74                   T
                                           (Truck)

                 Troy Hills, NJ             Aug-74                   B

                 Perth Amboy, NJ            Aug-60                   B

                 Rahway, NJ                 Sep-60                   B

                 Ridgefield, NJ             Jul-61                   B

                 Ridgewood, NJ              Jul-61                   B

                 Saddle Brook, NJ           Aug-74                   T
                                           (Truck)

                 Somerville, NJ             Mar-58                   B

                 Springfield, NJ            Aug-74                   B

                 Roxbury, NJ                Aug-74                   B

                 Summit, NJ                 May-61                   B

                 Union, NJ                  Jan-60                   B

                 Port Jervis, NJ            Dec-61                   B

                 West Orange, NJ            Aug-81                   C

41         Roswell, NM                      Feb-84                   C

                 Santa Fe, NM               Apr-65                   C

                 Los Alamos, NM             Apr-66                   C

                 Alamogordo, NM             Apr-95              New Agreement

42         Albany, NY                       Dec-64                   B

                 Schenectady, NY            Dec-64                   B

                 Troy, Watervliet, NY       Dec-64                   B

                 Rutland, VT                Sep-91                   C

                 Hanover, NH                Oct-95                   B

                 Springfield, VT            Aug-96

43         Plattsburgh, NY                  Sep-82                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Lake Placid, NY            Sep-82                   B

44         White Plains, NY                 Jan-61                   B

                 Larchmont, NY              Jan-61                   B

                 Mamaroneck, NY             May-76                   B

                 Rye, Tarrytown, NY         Jan-61                   B

                 Scarsdale, NY              Jan-61                   B

45         Wilmington, NC                   Nov-71                   B%

                 Florence, SC               Sep-74                   B%

                 Rocky Mount, NC            Sep-86                   B

                 Goldsboro, NC              Sep-86                   B

                 Greenville, NC             Sep-86                   C

                 Kinston, NC                Sep-86                   B

                 Jacksonville, NC           Sep-86                   C

                 Morehead City, NC          Sep-86                   B

                 New Bern, NC               Sep-86                   B

46         Bismarck, ND                     Oct-64                   B

47         Fargo, ND                        Oct-71                   C

48         Grand Forks, ND                  Dec-88                   C

49         Jamestown, ND                    Dec-85                   C

50         Minot, ND                        Jan-81                   C

                 Williston, ND              Jun-81                   C

                 Aberdeen, SD               Jul-77                   C

51         Cambridge, OH                    Jan-87                   C

52         Lima, OH                         Dec-82                   C

53         Enid, OK                         Jul-63                   C

54         Medford, OR                      Dec-91                   C

55         Harrisburg, PA                   Sep-66                   B%

                 State College, PA          Mar-94        New Agreement

                 Mechanicsburgh, PA         Mar-94        New Agreement

                 Hershey, PA                Mar-94        New Agreement

56         Lancaster, PA                    Mar-57                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

57         New Kensington, PA               Apr-59                   B

                 Monroeville, PA            Apr-59                   B

                 Oakmont, PA                Feb-61                   B

                 Vandergrift, PA            Feb-61                   T

                 Wilkensburg, PA            Feb-61                   B

58         Greensburg, PA                   Jul-88                   B

                 Waltz Mills, PA            Feb-92            Agency Agreement

59         Pierre, SD                       Apr-79                   C

60         Rapid City, SD                   Feb-92                   C

                 Sioux Falls, SD            Aug-95                   C

61         Kingsport, TN                    Apr-81                   B%

                 Greenville, TN             Oct-81                   C

62         Nashville, TN                    Jun-65                   C

                 Chattanooga, TN            Jun-65                   C

                 Knoxville, TN              Oct-76                   C

                 Memphis, TN                Jun-65                   C

                 Olive Branch, MS           Jul-76                   C

63         Amarillo, TX                     Jan-78                   B

                 Lubbock, TX                Jun-75                   B

64         Corpus Christi, TX               Jan-56                   B

                 Brownsville, TX            Jan-56                   B

                 Harlingen, TX              Jan-56                   B

                 McAllen, TX                Jan-56                   B

                 Rockport, TX               Apr-81                   C

                 S. Padre Island, TX        May-79                   C

                 Victoria, TX               Feb-56                   B

                 Laredo, TX                 Dec-92                   B

65         Dallas, TX                       Jan-56                   B

                 Austin, TX                 Apr-56                   B

                 Fort Worth, TX             Mar-56                   B

                 San Antonio, TX            Jul-57                   B

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

66         Ogden, UT                        Apr-94                   B

67         St. George, UT                   Oct-74                   C

                 Cedar City, UT             Sep-77                   C

                 Page, AZ                   May-75                   C

                 Vernal, UT                 Feb-82                   C

                 Ely, NV                    Mar-82             Letter Agreement

                 Elko, NV                   Oct-79                   C

68         Burlington, VT                   Feb-63                   C

69         Richmond, VA                     Mar-56                   B

                 Charlottesville, VA        Sep-58                   B

                 Harrisonville, VA          Jul-65                   B

                 Lynchburg, VA              Dec-61                   B

                 Newport, VA                May-57                   B

                 Petersburg, VA             Jul-65                   B

                 Waynesboro, VA             Apr-60                   B

                 Salisbury, MD              May-87                   B%

                 Cambridge, Easton, MD      May-87                   C

                 Dover, DE                  May-87                   B%

                 Seaford, DE                May-87                   C

70         Roanoke, VA                      Apr-79                   B

                 Bluefield, WV              Feb-81                   C

                 W. Sulpher Sprs, WV        Dec-81                   C

                 Clarksburg, WV             Aug-83                   B

                 Fairmount, WV              Aug-83                   B

                 Morgantown, WV             Aug-83                   B

                 Columbus, MS               Oct-86                   C

                 Paducah, KY                Aug-77                   C

                 Greenville, MS             Jan-90                   C

                 Longview, TX               Feb-90                   C

                 Tyler, TX                  Feb-90                   C

           CITY-STATE                        DATE                   TYPE
           ----------                        ----                   ----

                 Killeen, TX                Mar-91                   C

                 College Station, TX        Jan-91                   C

                 Temple, TX                 Mar-91                   C

                 Waco, TX                   Oct-90                   C

                 Meridan, MS                Sep-91                   B

71         Appleton, WI                     Oct-58                   C

                 Green Bay, WI              Jul-63                   C

                 Madison, WI                Jun-72                   C

                 Wisconsin Dells, WI        Apr-78                   C

                 Menominee, MI              Jan-73                   C

                 Sturgeon Bay, WI           Sep-68                   C

                 LaCrosse, WI               Mar-85                   C

72         Casper, WY                       Jul-65                   C

                 Laramie, WY                Jul-76                   C

                 Riverton, WY               Dec-69                   B

                 Cody, WY                   Mar-89                   B

73         Sheridan, WY                     Jul-78                   B

                 Gillette, WY               Jul-78                   B%

74         Anchorage, AK                    Apr-56                   B%

                 Fairbanks, AK              Apr-56                   B%

                 Juneau, AK                 Apr-56                   B%

                 Kodiak, AK                 Apr-56                   B%

75         Craig, CO                        Sep-68                   T

76         Kelso, WA                        Feb-69                   T